UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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MVB Financial Corp.
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Notice of 2022 Annual Meeting of Shareholders and Proxy Statement

Notice of 2022 Annual Meeting of Shareholders
via Live Webcast	May 17, 2022
9:00 a.m. EDT

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at ir.mvbbanking.com.

To the Shareholders:

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of MVB Financial Corp. (“MVB” or the “Company”) will be held via live webcast this year at 9:00 a.m. EDT on May 17, 2022. As we continue to monitor the status of the COVID-19 (coronavirus) pandemic, we have elected to conduct this year's Annual Meeting virtually once again, which means that you will be able to participate in substantially the same manner as if you were attending the meeting in person, including the ability to submit questions and vote your shares electronically during the meeting via live webcast by visiting www.meetnow.global/MCFYCRU. You will not be able to attend the Annual Meeting in person. The Proxy Statement contains additional information regarding registering for and attending the annual Meeting. The webcast will begin promptly at 9:00 a.m. EDT and online access will be available beginning at 8:00 a.m. EDT. We encourage you to access the webcast prior to the start time. Although very unlikely, please be aware of the possibility that the date, time, or location of the Annual Meeting may change due to the COVID-19 pandemic based on MVB's facts and circumstances. This meeting is for the purposes of considering and voting upon the following proposals:

MVB Financial Corp. 2022 Proxy Statement

Items of Business
1	To elect the three director nominees named in the Proxy Statement.

2	To approve on a non-binding, advisory basis, the compensation of our named executive officers.

3	To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for 2022.

4	To approve the MVB Financial Corp. 2022 Stock Incentive Plan.

5	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Record Date
Only MVB Financial Corp. shareholders of record at the close of business on March 28, 2022 (the “Record Date”) shall be entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive office at 301 Virginia Avenue, Fairmont, WV 26554. The notice of Annual Meeting, Proxy Statement, proxy card, and other proxy materials are first being sent or made available to shareholders on or about April 7, 2022. As of the Record Date, there were approximately 12,141,324 shares of the Company’s Voting Common Stock outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held Virtually on May 17, 2022.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders on the Internet. Instead of receiving paper copies of our proxy materials in the mail, shareholders will receive a Notice of Internet Availability of Proxy Materials (“Notice”) which provides an internet website address where shareholders can access electronic copies of proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card. The Company's 2022 Proxy Statement, proxy card and Annual Report for fiscal year 2021 are available online at www.investorvote.com/MVBF. We encourage you to access and review such materials before voting.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting via webcast, we urge you to consider the Proxy Statement carefully and to promptly vote your shares.

Sincerely,

Larry F. Mazza
Chief Executive Officer
April 7, 2022
Your vote is important. Please vote.
www.mvbbanking.com

MVB Financial Corp. 2022 Proxy Statement

Proxy Statement Summary

This MVB Financial Corp. (“MVB” the “Company”, “we” or “our”) is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of MVB. The following summary provides an overview of the Annual Meeting, the proposals that will be acted on, how to vote your shares, and information about our corporate governance and executive compensation program. We encourage you to review all of the important information contained in this Proxy Statement carefully before voting.

2022 Annual Meeting of Shareholders

via Live Webcast        May 17, 2022
                9:00 a.m. EDT

The record date for the Annual Meeting is March 28, 2022 (the “Record Date”). Only shareholders of record as of the close of business on this date are entitled to vote at the Annual Meeting.

The Annual Meeting will be held via live webcast this year at 9:00 a.m. EDT on May 17, 2022. As we continue to monitor the status of the COVID-19 (coronavirus) pandemic, we have elected to conduct this year's Annual Meeting virtually once again, which means that you will be able to participate in substantially the same manner as if you were attending the meeting in person, including the ability to submit questions and vote your shares electronically during the meeting via live webcast by visiting www.meetnow.global/MCFYCRY. You will not be able to attend the Annual Meeting in person. Although very unlikely, please be aware of the possibility that the date, time, or location of the Annual Meeting may change due to the COVID-19 pandemic based on MVB's facts and circumstances.

Items of Business and Voting Recommendations

	Proposal	Recommendation of the Board	Page
1	To elect to the Board of Directors the three nominees presented by the Board to serve a three-year term.	FOR ALL of the nominees	61
2	To approve on a non-binding advisory basis, the compensation of our named executive officers.	FOR	61
3	To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for 2022.	FOR	62
4	To approve the MVB Financial Corp. 2022 Stock Incentive Plan.	FOR	63

How to Vote

To vote online, visit www.investorvote.com/MVBF and enter the control number found in your Notice of Internet Availability of Proxy Materials. You may also vote prior to the Annual Meeting by mail or by phone. For more detailed information, see Voting Procedures beginning on page 75.

Your vote is important. Please vote.
www.mvbbanking.com

Corporate Governance Highlights

Our corporate governance structure fosters principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance. On August 6, 2021, the U.S. Securities and Exchange Commission (the “SEC”) approved a Nasdaq Stock Market (“Nasdaq”) rule change requiring its listed companies to have, or explain why they do not have two diverse directors. This new rule requires all companies listed on Nasdaq’s U.S. exchange to publicly disclose consistent, transparent diversity statistics regarding their board of directors. We are in full compliance with this new rule and no changes were necessary to become compliant. In addition, board refreshment is taking on greater significance. A few governance highlights are as follows:

–Eight of nine Directors are independent
–Separate Chairman, CEO, and President roles
–Three of nine Directors are diverse (two females and one self-identified Hispanic/Latino)
–Three Directors have prior public board experience
–Board as a whole has a wide range of expertise
–Balanced Director tenure with an average tenure of approximately seven years
–Board composition is diverse in age, skills and experiences
–Independent Directors regularly meet without management present
–Annual Board review and self-evaluation
–Active shareholder engagement and communication
–Stock ownership requirements for Directors and executive officers
–Board responsibility for risk oversight
–Independent compensation consultant engaged

Board of Directors and Committees

	MVB Financial Corp.					MVB Bank, Inc.			Independent
	Audit	Finance	N&CG	Compensation	Risk	ALCO	Loan Approval	Loan Review
David B. Alvarez Chairman							X		X
W. Marston Becker		X		X					X
John W. Ebert	X	Chair	Chair	X					X
Daniel W. Holt			X						X
Gary A. LeDonne	X	X		Chair		X		X	X
Larry F. Mazza CEO						X	X	X
Kelly R. Nelson, MD			X		Chair		X		X
J. Christopher Pallotta	X					Chair	Chair	Chair	X
Anna J. Sainsbury			X		X				X
Cheryl D. Spielman	Chair	X			X				X

The committee membership above reflects the membership for fiscal year 2021 and during the period leading up to the Annual Meeting. Please see the changes that will occur following the Annual Meeting in the respective committee descriptions, beginning on page 10. For a detailed discussion of our corporate governance and directors, please see the section entitled “Corporate Governance” and the section entitled “Directors.”

MVB Financial Corp. 2022 Proxy Statement

Executive Compensation Program Highlights
Our executive compensation program is designed to motivate and reward exceptional performance in a straightforward and effective way, while also recognizing the size, scope, and success of MVB’s business.
Consistent and Effective Program Design
We follow clear guiding principles in the design of the compensation program for our named executive officers and are committed to sound compensation policies and practices. The overall design of our compensation program and each of its three primary components listed below have remained consistent year-over-year.
•Annual Base Salary
Fixed element of annual compensation

•Short-Term Incentives
Short-term cash incentive with variable payout opportunities based on operating results measured against annual performance goals

•Long-Term Incentives
Long-term equity incentives in the form of time-based and performance-based restricted stock units (“RSUs”) with multi-year vesting schedules
Aligned with Shareholder Interests and Company Performance
•Short-term incentive opportunities are capped and have challenging performance goals tied to key measures of overall company performance.

•Short-term incentives paid out at 190% of target for 2021. Four of the five benchmarks were achieved at the maximum payout. The Net Interest Margin (“NIM”) metric was adjusted because 2021 Non Interest Bearing (“NIB”) deposit growth significantly exceeded expectations and drove a lower margin than budget.

•Performance-based RSUs vest based on MVB’s total shareholder return and return on assets relative to peer companies over a three-year performance period.

•In 2021, 2019 performance-based RSUs vested at the maximum performance based on MVB’s performance relative to peer companies. Over the 3-year period, MVB’s average Return on Assets was 1.57% which was above the maximum performance level resulting in a payout of 150% of target. MVB’s Total Shareholder Return of 139.49% ranked at the 100th percentile resulting in a payout of 150% of targeted vested shares.

•Shareholders have an annual opportunity to cast an advisory vote on the compensation of our named executive officers and have indicated strong support in the past for our executive compensation program.

•98.90% of votes cast on the say-on-pay proposal at the 2021 Annual Meeting were voted in favor of the compensation paid to our named executive officers.
For a detailed discussion of our executive compensation program, please see the section entitled “Compensation Discussion and Analysis.”

www.mvbbanking.com

Environmental, Social, and Governance (ESG) Highlights
Our Board has oversight responsibility for environmental, social, and governance (“ESG”) and sustainability-related activities and receives reporting on these items. Management supports these activities and provides strategic guidance and senior-level review on ESG. For a detailed discussion of our ESG programs, please see the section entitled “ESG and Sustainability-Related Activities” on page 53.

MVB Values and Culture

MVB’s “Purpose” is to be “Trusted Partners on the Financial Frontier, Committed to Your Success.” We talk a lot about our core values of Love, Trust, Commitment, being Adaptive and showing Teamwork. This section describes the values of MVB that guide our team members in making their most important day-to-day decisions.

Values

Trust We are reliable and act with integrity. We can be counted on and count on others.

Commitment We take ownership of our responsibilities in support of MVB achieving its Purpose.

Respect, Love, and Caring We are respectful, considerate, and thoughtful towards our team members, clients, and community.

Teamwork We effectively and efficiently work with others to accomplish more.

Adaptive We easily respond to change in a productive way.

Strong Culture

At MVB, we remain committed to maintaining and growing our culture by leveraging our purpose, values, and associated behaviors. We have successfully operationalized our Culture Initiative by embedding these elements into our daily life. Examples of this can be found in our talent acquisition, onboarding, education, and performance processes. We take time to listen to our team members, to understand areas of opportunity and to provide support that enables us to execute on our business strategy. That approach has helped us build something special and differentiate us from others.
MVB Financial Corp. 2022 Proxy Statement

Corporate Governance

This section describes MVB’s corporate governance framework and the role and structure of our Board.

Role of the Board of Directors

MVB’s Board oversees the Chief Executive Officer (“CEO”) and other senior management in the operation of MVB and assures that the long-term interests of shareholders are being served. To satisfy the Board’s duties, directors are expected to take a proactive, focused approach to their positions to ensure that MVB is committed to business success through the maintenance of high standards of responsibility and ethics.

The Board believes that MVB’s governance structure fosters principled actions, informed and effective decision making, and appropriate monitoring of compliance and performance. MVB’s key governance documents are available at ir.mvbbanking.com/govdocs.

In the opinion of the Board, none of the directors, except for Larry F. Mazza, MVB’s CEO, has a relationship with MVB that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them are or have for the past three years been team members of MVB, except for Mr. Mazza, and none of their immediate family members are or have for the past three years been executive officers of MVB or MVB’s wholly-owned subsidiary, MVB Bank, Inc. (“MVB Bank”). In the opinion of MVB and its Board, the entire Board, except for Mr. Mazza, are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The Board of Directors of MVB had nine (9) regularly scheduled meetings and three (3) additional special project and strategic initiative meetings during 2021. On a regular basis, Director Mazza and members of the executive management team are excused from the meetings so the Board can hold an executive session to discuss matters privately. The Chair relays any action items to the CEO if necessary. All current directors, except for one, attended 75% or more of the meetings held by the Board and committees thereof in which the director is a member, with an average total attendance record of 95%. Director Sainsbury attended 65%.

All subsidiaries of MVB operate under the MVB holding company. As part of the governance structure, all MVB subsidiary boards have representation from the Board, which increases awareness of the day to day operations of the subsidiaries.

www.mvbbanking.com

	Directors on Subsidiary Boards									Independent
	Potomac Mortgage Group	MVB Insurance	MVB CDC	Paladin Fraud	Chartwell Compliance	MVB Edge Ventures	Trabian	Flexia	Victor
David B. Alvarez	X	Chair	X							X
W. Marston Becker						X				X
John W. Ebert			X							X
Daniel W. Holt						X				X
Gary A. LeDonne	Chair		Chair				X			X
Larry F. Mazza CEO	X	X		X	X	Chair	X	X	X
Kelly R. Nelson, MD				X	X					X
J. Christopher Pallotta				X	X					X
Anna J. Sainsbury						X				X
Cheryl D. Spielman					X		X			X

Board Committees

The Board has a standing Audit Committee, Finance Committee, HR and Compensation Committee (the “Compensation Committee”), Nominating and Corporate Governance Committee (the “N&CG”), and Risk and Compliance Committee. Also, at the MVB Bank level are the following committees: Asset & Liability Committee (“ALCO”), Loan Approval Committee and the Loan Review Committee.

The Board has determined that the Chair of each committee and all committee members are independent under applicable Nasdaq and SEC rules for committee memberships. Each committee operates under a written charter adopted by the Board. Charters for the Audit Committee, Finance Committee, N&CG Committee, Compensation Committee, and Risk and Compliance Committee are available at ir.mvbbanking.com/govdocs.

Audit Committee

The purpose of the Audit Committee is to:

1.assist the Board in monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and reports of MVB;
2.be directly responsible for the appointment, compensation and oversight of the independent auditor engaged by MVB for the purpose of preparing or issuing an audit report or related work;
3.be responsible for the appointment, compensation and oversight of the internal auditor;
4.assist the Board in monitoring compliance by MVB with legal and regulatory requirements, including holding company, banking, mortgage and insurance regulations and the Sarbanes-Oxley Act of 2002;
5.oversee management corrective actions when such needs have been identified; and
6.oversee MVB’s whistleblower policy.

MVB Financial Corp. 2022 Proxy Statement

The Audit Committee meets with MVB's Chief Audit Executive, who oversees the internal audit function of MVB, and Dixon Hughes Goodman LLP, who is responsible for the annual certified audit, as well as with the members of the regulatory authorities upon completion of their annual financial statement audit and internal controls over financial reporting audit of MVB Bank or MVB. The Chief Audit Executive engages Crowe, LLP to conduct outsourced audits of Information Technology and other selected audit areas requiring specialized expertise. During these meetings, members of management of MVB Bank or MVB, including Mr. Mazza and Donald T. Robinson, President and Chief Financial Officer of MVB, may be asked to leave the room to provide comfort of questioners and responders.

The Audit Committee Charter was reviewed and approved by the Board on August 25, 2021. The Audit Committee met ten (10) times in 2021. Messrs. Ebert, LeDonne, and Pallotta and Ms. Spielman served on the Audit Committee for fiscal year 2021 and during the period leading up to the Annual Meeting, with Ms Spielman serving as the Chairperson. The same committee membership, excluding Mr. Pallotta, who will be retiring effective as of the date of the Annual Meeting, will continue with Ms. Spielman continuing to serve as Chairperson following the Annual Meeting.

Finance Committee

The purpose of the Finance Committee is to:

1.provide oversight and guidance regarding finance, capital, budget, mergers and acquisitions, new lines of business, and facilities matters and to make recommendations, as appropriate and warranted; and
2.review and provide recommendations for fintech investments

The Finance Committee reviews MVB’s overall financial plan, balance sheet, and capital structure, and monitors the financial performance of the organization and its subsidiaries and business lines against approved budgets, long-term trends and industry benchmarks. The Finance Committee reports the results from these meetings to the Board. The Finance Committee also assists the Board in its review of the Company’s annual operational budget and annual capital budget. Lastly, the Finance Committee is tasked with oversight of the Company’s equity and other investments in fintech companies.

The Finance Committee Charter was reviewed and approved by the Board on February 15, 2022. The Finance Committee met ten (10) times in 2021. Messrs. Ebert, LeDonne, and Becker and Ms. Spielman served on the Finance Committee for fiscal year 2021 and during the period leading up to the Annual Meeting, with Mr. Ebert serving as the Chairman. The Board intends to appoint Mr. LeDonne to serve as Chairman. Mr. Becker and Ms. Spielman will continue to serve on the Finance Committee following the Annual Meeting. Mr. Ebert will not serve on the Finance Committee following the Annual Meeting.

HR & Compensation Committee

The purpose of the Compensation Committee is to:

1.attend to all human resources issues that come before the Board;
2.review, recommend and evaluate CEO compensation;
3.conduct an annual CEO performance evaluation and goal setting process;
4.oversee senior management succession planning including CEO;
5.approve senior management salaries; and
6.establish director compensation.

The Compensation Committee also is responsible for administration of all executive incentive plans. The Compensation Committee reports the results from these meetings to the Board.

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None of the members of our Compensation Committee are, or have been, an officer or team member of MVB. During fiscal year 2021, no member of our Compensation Committee had any relationship with MVB requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serve as a director or compensation committee member of a company that has an executive officer serving on our Compensation Committee or our Board.

The Committee has the authority, in its sole discretion, to obtain advice and assistance from, and to retain at MVB’s expense, such independent or outside legal counsel specializing in proxy disclosure, accounting, compensation or other advisors and experts as the Committee determines necessary or appropriate to carry out its duties.

The Compensation Committee Charter was reviewed and approved by the Board on December 21, 2021. The Compensation Committee met nine (9) times in 2021. Messrs. Becker, Ebert, and LeDonne served on the Compensation Committee for fiscal year 2021 and during the period leading up to the Annual Meeting, with Mr. LeDonne serving as the Chairman. Following the Annual Meeting, the Board intends to appoint Mr. Becker to serve as Chairman, and Messrs. Alvarez and Ebert will serve as members of the Compensation Committee. Mr. LeDonne will not serve on the Compensation Committee following the Annual Meeting.

Nominating and Corporate Governance Committee

The purpose of the N&CG Committee is to help assure that MVB fulfills the responsibilities for effective board governance of MVB and its subsidiaries by:

1.helping MVB to create and maintain an appropriate board and committee structure;
2.assessing the skills, experience, and backgrounds necessary to effectively staff MVB boards and committees;
3.overseeing the development and updating of governance for MVB;
4.overseeing the emergency succession plan for MVB;
5.leading MVB in periodic assessments of the operation of MVB boards and committees and the contributions of the members; and
6.monitoring the implementation of MVB governance policies and practices.

The N&CG Committee reports the results from these meetings to the Board. The N&CG Committee Charter was reviewed and approved by the Board on December 14, 2021. The N&CG Committee met six (6) times in 2021. Messrs. Ebert, Holt, and Nelson and Ms. Sainsbury served on the N&CG Committee, with Mr. Ebert serving as the Chairman for fiscal year 2021 and during the period leading up to the Annual Meeting. If elected, the Board intends to appoint Ms. Slader to replace Ms. Sainsbury to serve on the Committee as well as Messrs. Ebert, Holt, and Nelson, with Mr. Ebert continuing to serve as Chairman following the Annual Meeting.

Risk and Compliance Committee

The purpose of the Risk and Compliance Committee is to:

1.oversee MVB’s risk management program for effectiveness and ensure the Board incorporates the appropriate risk management processes in its work;
2.provide oversight for key banking regulations and compliance requirements, including MVB’s compliance with Bank Secrecy Act, Anti Money Laundering Program, and Office of Foreign Asset Control (“OFAC”) program;
3.ensure adherence to the Insider Borrowing Policy with all borrowings;
4.assist the Board in monitoring the Information Security Program and related activities;
5.oversee the fraud and identity risk management programs; and
6.review and evaluate the adequacy of the work performed by the various MVB compliance areas and ensure that they have adequate resources to fulfill their duties.

MVB Financial Corp. 2022 Proxy Statement

The Risk and Compliance Committee reports the results from these meetings to the Board. The Risk and Compliance Committee Charter was reviewed and approved by the Board on May 26, 2020. The Risk and Compliance Committee met nine (9) times in 2021. Mr. Nelson and Mses. Sainsbury and Spielman served on the Risk and Compliance Committee, with Mr. Nelson serving as the Chairman for fiscal year 2021 and during the period leading up to the Annual Meeting. If elected, the Board intends to appoint Ms. Slader to replace Ms. Sainsbury to serve on the Committee as well as Messrs. LeDonne and Nelson and Ms. Spielman, with Mr. Nelson continuing to serve as Chairman following the Annual Meeting.

Board Leadership Structure

The Second Amended and Restated Bylaws (the “Bylaws”) of MVB currently provide for a Board of Directors composed of five (5) to twenty-five (25) members. As of December 31, 2021, the Board consisted of nine (9) directors. In January 2022, the Board expanded the number of directors to ten (10) and appointed Daniel W. Holt as a director to fill the newly created vacancy.

Directors are elected by a plurality of the votes cast. Therefore, votes withheld and broker non-votes will not affect the outcome of the election of directors. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder properly notifies MVB of his or her intent to cumulate his or her votes for directors at least 48 hours before the meeting. If a shareholder properly notifies MVB of such intent to cumulate his or her votes, then each MVB shareholder will have the right to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

MVB’s Articles of Incorporation, as amended (the “Articles”), provide for staggered terms for directors. The three individuals up for election at the Annual Meeting represent the nominees to the Board for a three-year term to expire in 2025. Following the election of the three nominees referenced below, MVB will have three classes of directors consisting of three Board members whose term expires in 2025, three Board members whose term expires in 2024 and three Board members whose term expires in 2023.

During each of the past three years, the N&CG Committee reviewed the concept of moving to a declassified Board of Directors. While the N&CG Committee, and ultimately the Board, recognized the value and is supportive of having a declassified Board of Directors, such a change would require an amendment to the Articles. Furthermore, an amendment to the Articles for the purpose of declassifying the Board requires the approval of the holders of at least 75% of the voting power of all the shares of MVB entitled to vote in the election of directors. Since MVB’s listing on the Nasdaq Capital Market in December 2017, the highest amount of total votes cast by shareholders was 75.47% with the most recent three-year average of 74.99%.

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MVB's shareholder base is primarily made up of non-institutional investors.

The Board has therefore concluded that, based on historical shareholder participation, a proposal to declassify the Board would likely not receive the required shareholder approval at this time. The Board has determined that making a recommendation at this time to declassify the Board would not be in good faith to the shareholders, given the Board's belief that such recommendation would not be approved by the necessary number of shareholders. The Board will continue to evaluate and monitor the appropriateness of presenting a proposal to declassify the Board in future years. We believe that as our shareholder base transitions from our legacy retail shareholders to more institutional and mutual funds the voting percentage is likely to increase allowing us to bring declassification to a vote.

The Board Chair, CEO and President are three separate individuals. In previous years, the CEO and President positions were occupied by the same individual; however, in January 2022, the Board announced changes to the management organizational structure that included the bifurcation of these positions in order to support certain key initiatives within the organization. The CEO is responsible for the day-to-day operations and performance of MVB. The President is responsible for corporate development. The Board Chair is involved in presiding over Board meetings, matters of governance, and corporate oversight. The Board Chair also focuses on monitoring the effectiveness of the CEO in implementing MVB’s corporate strategy and ensuring that the directors receive sufficient information, on a timely basis, to provide proper risk oversight. The Board believes the current separation of these roles helps to ensure good board governance and fosters independent oversight to protect the long-term interests of the Company's shareholders. In addition, the Board believes this separation is presently appropriate as it allows the President to focus on corporate development and delivering enhanced shareholder value and allows the CEO to focus primarily on leading the Company's day-to-day business and affairs while the Board Chair can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance and shareholder matters.

The entire Board is involved in overseeing risk associated with the Company’s operations. The committee structure of the Board is such that the Board committees are responsible for and review the areas of greatest risk to MVB. Each committee is chaired by an independent director. Members of management and other MVB staff members provide support to the respective Chairs of each committee in providing requested information necessary for each committee to provide appropriate risk oversight.

Annual Board and Committee Assessment

When analyzing whether directors and nominees have the qualifications, expertise, diversity and attributes to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the N&CG Committee seeks candidates who will add value to our Board by bringing varied skills, experience and perspective.

The Board conducts an annual Board assessment including Board member peer feedback. This information is used to identify areas of strength or areas that may require additional focus going forward. MVB also maintains a skills profile matrix that reflects the combined background of the current membership of the Board and MVB’s subsidiary boards. This matrix is based on various focus areas of
MVB Financial Corp. 2022 Proxy Statement

experience and expertise determined to be essential for appropriate strategic direction, advisory depth and oversight from all MVB boards of directors. The N&CG Committee works with the boards and leadership of MVB to determine the level of experience or application in each focus area according to limited, basic, skilled and expert experience. Our Board has a strong mix of this criteria in areas most critical to MVB's success.

The number in each respective bar chart below represents the number of directors and director nominees of the Board with expert skills in the critical focus areas:
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The information shown below in our Board Diversity Matrix is based on self-identification of each member of the Board (and each director nominee).

Board Diversity Matrix
Total Number of Directors = 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

MVB Financial Corp. 2022 Proxy Statement

As MVB grows and our strategy evolves, so do the skills, qualifications, attributes and experiences necessary for our directors. As such, we believe that periodically refreshing our Board with new perspectives and ideas is critical to representing the interests of our shareholders effectively. At the same time, it is equally important to benefit from the valuable experience and continuity that longer-serving directors bring to the Board. Our directors reflect a range of tenures, a balanced mix of ages, and a well-rounded range of attributes, viewpoints and experiences reflective of our business and needs. All members of the Board are successful business owners or organization leaders and have knowledge of the requirements to run such a successful business.

The Board does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the Board. Diversity is just one of many factors the N&CG Committee considers in the identification and selection of director nominees. The Board defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, and other personal attributes that can foster Board heterogeneity in order to encourage and maintain board effectiveness. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the N&CG Committee focuses on skills, expertise or background that would complement the existing Board. The majority of our directors are or have been residents of our primary markets - North Central West Virginia or Northern Virginia; however, with the expansion of our client base and sales footprint, we have added directors throughout the country. Our directors come from diverse backgrounds including the financial, industrial, professional, information technology, and gaming industries.

Audit Committee Financial Experts

The Board has designated Gary A. LeDonne and Cheryl D. Spielman as individuals who are considered to be audit committee financial experts. They have both been identified as meeting the guidelines set forth by Section 407 of the Sarbanes-Oxley Act of 2002 for an audit committee financial expert. The audit committee financial experts, along with all Audit Committee members, are independent as defined by applicable listing standards and guidelines.

Code of Ethics

The Board has established a Code of Ethics for Senior Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. We also maintain a Code of Conduct that governs all of our directors, officers and team members. A copy of the Code of Ethics for Senior Financial Officers and the Code of Conduct are available at ir.mvbbanking.com/govdocs. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.

Transactions with Related Persons

MVB and MVB Bank have, and expect to continue to have, banking and other transactions in the ordinary course of business with their directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, all on substantially the same terms (including documentation, price, interest rates, and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. MVB’s management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features. All related-party loans require approval from the Board.

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Since 2017, MVB Bank has maintained a commercial lending relationship with BillGO, Inc. (“BillGO”), a company in which Mr. Holt, a director nominee, is Co-Founder and CEO. On January 17, 2022, the MVB Bank board of directors approved a $35 million line of credit with BillGO secured by a deposit account maintained by BillGO with MVB Bank. The line of credit with BillGO was entered into in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. MVB’s management believes that this banking relationship does not involve more than the normal business risk of collection or include any unfavorable features. Since 2016, MVB and MVB Bank have made periodic debt and equity investments in BillGO. During the year ended December 31, 2021, MVB and MVB Bank collectively purchased $2.5 million in convertible debt of BillGO, increasing their aggregate total investment in BillGO to approximately $10.1 million.

During the year ended December 31, 2021, ProCo Global, Inc. (“Chartwell,” which does business under the registered trade name Chartwell Compliance), a subsidiary of MVB Bank, provided compliance and consulting services to BillGO pursuant to a Consulting Agreement (“Consulting Agreement”) between Chartwell and BillGO entered into in April 2017. In exchange for the services provide to pursuant to the Consulting Agreement, BillGO paid Chartwell $425,405 during the year ended December 31, 2021.

With the exception of MVB and MVB Bank’s relationships with Mr. Holt and BillGO, since January 1, 2020, MVB and MVB Bank have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of MVB’s common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described.

MVB has not identified any arrangements or agreements relating to compensation provided by a third party to MVB’s directors or director nominees in connection with their candidacy or Board service as required to be disclosed pursuant to Nasdaq rules.

Attendance of Directors at Annual Meeting of Shareholders

MVB expects all of its directors to attend the Annual Meeting. All directors serving at the time of the 2021 annual meeting of shareholders attended the meeting.

Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, MVB Financial Corp., 301 Virginia Avenue, Fairmont, WV 26554. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

MVB Financial Corp. 2022 Proxy Statement

Directors

This section describes the experience and qualifications of our Board members and how they are compensated.

Directors

When analyzing whether directors and nominees have the qualifications, expertise, diversity and attributes to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the N&CG Committee seeks candidates who will add value to our Board of Directors by bringing varied skills, experience, and perspective.

The Board conducts an annual board assessment including Board member peer feedback. This information is used to identify areas of strength or areas that may require additional focus going forward. MVB also maintains a skills profile matrix that reflects the combined background of the current membership of the Board and MVB’s subsidiary boards or directors. This matrix is based on various focus areas of experience and expertise determined to be essential for appropriate strategic direction, advisory depth and oversight from all MVB boards of directors. The N&CG Committee works with the boards and leadership of MVB to determine the level of experience or application in each focus area according to limited, basic, skilled and expert experience. Our Board has a strong mix of this criteria in areas most critical to MVB's success.

As MVB grows and our strategy evolves, so do the skills, qualifications, attributes and experiences necessary for our directors. As such, we believe that periodically refreshing our Board with new perspectives and ideas is critical to representing the interests of our shareholders effectively. At the same time, it is equally important to benefit from the valuable experience and continuity that longer-serving directors bring to the Board. Our directors reflect a range of tenures, a balanced mix of ages, and a well-rounded range of attributes, viewpoints and experiences reflective of our business and needs.

Diversity is just one of many factors the N&CG Committee considers in the identification and selection of director nominees. The Board defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, and other personal attributes that can foster Board heterogeneity in order to encourage and maintain board effectiveness. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the N&CG Committee focuses on skills, expertise or background that would complement the existing Board. The majority of our directors are or have been residents of our primary markets - North Central West Virginia or Northern Virginia; however, with the expansion of our client base and sales footprint, we have added directors throughout the country. Our directors come from diverse backgrounds including the financial, industrial, professional, and information technology.

For reference, the Board believes that candidates for director should have certain minimum qualifications, including:

•Directors should be of the highest ethical character.
•Directors should have excellent personal and professional reputations.
•Directors should be accomplished in their professions or careers.
•Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.
•Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.
•Directors must be willing and able to expend the time to attend meetings of the Board and to serve on Board committees.
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•The Board will consider whether a nominee is independent, as defined under applicable SEC and Nasdaq standards. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of MVB.
•Directors must be acceptable to MVB's and MVB Bank's regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions and must not be under any legal restriction which prevents them from serving on the Board or participating in the affairs of a financial institution.
•Directors must own or acquire sufficient capital stock to satisfy the requirements of West Virginia law, the Bylaws and share ownership guidelines as established by MVB.
•Directors must be at least 21 years of age.

The Board reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

Our Board recognizes the importance of consistent, deliberate Board refreshment and succession planning to ensure that the directors possess a composite set of skills, experience and qualifications necessary for the Board to successfully establish and oversee management’s execution of the Company’s strategic priorities.

In addition, the N&CG Committee identifies and evaluates nominees as follows: In the case of incumbent directors whose terms are set to expire, the N&CG Committee considers the directors’ overall service to MVB or MVB Bank during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and MVB and MVB Bank. The N&CG Committee also reviews the payment history of loans, if any, made to such directors by MVB Bank to ensure that the directors are not chronically delinquent and in default.

The N&CG Committee considers whether any transactions between the directors and MVB Bank have been criticized by any banking regulatory agency or MVB Bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The N&CG Committee also confirms that such directors remain eligible to serve on the board of directors of a financial institution under federal and state law.

The Board will consider director candidates recommended by shareholders for nomination, provided that the recommendations are received at least 90 days prior to the anniversary of the previous year's annual meeting of shareholders. In addition, the procedures set forth below must be followed by shareholders for submitting nominations for directors to the shareholders. The Board does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

For new director candidates, the N&CG Committee uses its network of contacts to compile a list of potential candidates. The N&CG Committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The N&CG Committee then discusses each candidate’s qualifications and chooses a candidate by majority vote.

In January, 2022, the N&CG Committee identified Lindsay A. Slader as a candidate with significant knowledge and experience in the lines of business development, gaming, technology, fraud prevention and regulatory compliance and recommended her to the Board for consideration. The Board voted unanimously to nominate her for election at the 2022 Annual Meeting of Shareholders. If elected, Ms. Slader will be appointed to MVB’s Risk and Compliance Committee as well as the N&CG Committee.

MVB Financial Corp. 2022 Proxy Statement

Shareholder Nominations of Directors

The Bylaws provide that nominations for election to the Board must be made by a shareholder in writing delivered or mailed to the President of MVB not less than 90 days prior to the anniversary of the previous year's annual meeting of shareholders, provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary of the previous year's annual meeting, the nominations must be mailed or delivered to the President not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice of nomination must contain the following information, to the extent known:

•Name and address of proposed nominee(s);
•Principal occupation of nominee(s);
•Total shares to be voted for each nominee;
•Name and address of nominating shareholder; and
•Number of shares owned by nominating shareholder.

Nominations not made in accordance with these requirements may be disregarded by the Board and in such case the votes cast for each such nominee will likewise be disregarded. All nominees for election at the Annual Meeting, with the exception of Lindsay A. Slader, are incumbent directors or directors of MVB subsidiaries and are included as nominees in this Proxy Statement upon the recommendation of the N&CG Committee. No shareholder recommendations or nominations have been made for the election of directors at the 2022 Annual Meeting.

Nominations for election to the Board for the 2023 Annual Meeting of Shareholders must be made by a shareholder in writing delivered or mailed to the President of MVB on or before Thursday, February 16, 2023.
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Nominees for Election

For this year’s election, the Board has nominated three director candidates. The following biographical information about each director nominee highlights the particular experience, qualifications, attributes and skills possessed by such director nominee that led the Board to determine that he or she could serve as a director. All director nominee biographical information is as of March 28, 2022:

Daniel W. Holt (3-year term) MVB Director Nominee
Mr. Holt, 50, is Co-Founder & CEO of BillGO, an award-winning real-time bill management and payments platform that serves more than 30 million consumers and thousands of financial institutions, fintech companies, and billers. Under his leadership, BillGO has become the top bill payments engine in the financial industry. After serving eight years in the U.S. Air Force, Mr. Holt held several leadership positions in Silicon Valley. For eight years, his team at HEIT built the leading cloud services company for the financial industry. Upon its acquisition, Mr. Holt led CSI’s technology and services as President and General Manager. During his tenure, CSI became the largest secure banking cloud for community banks and credit unions.

Mr. Holt has served on boards for Allied Payment Network, Dragnet Solutions and Community Funded, and he mentors students in Colorado State University’s Entrepreneurship Program. He earned certifications as a Project Management Professional, Certified Information Systems Security Professional and GIAC Systems and Network Auditor. He is also part of the Fed Secure Payments Task Force. Mr. Holt holds a bachelor’s degree from the University of Maryland and an MBA from Colorado State University.

Mr. Holt currently serves on the N&CG Committee. He is also a director on MVB’s subsidiary MVB Edge Ventures, Inc. Board. He is being nominated as a director due to his leadership, education, business and professional development accomplishments in the financial and technology industries. With MVB’s continued expansion and focus on the fintech industry, his expertise is critical for Board enhancement.

Gary A. LeDonne (3-year term) MVB Director Nominee
Mr. LeDonne, 60, serves as Executive in Residence at the John Chambers College of Business & Economics of West Virginia University. He is a retired Partner of Ernst & Young LLP, retiring in 2014 as East Central Region Tax Managing Partner. Throughout his career with Ernst & Young LLP, Mr. LeDonne served many banking, insurance, and capital market clients. He has an extensive background in strategy development, succession planning, and talent management. He received his Bachelor of Science degree from Fairmont State University and his Master of Professional Accountancy degree from West Virginia University.

Mr. LeDonne is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the American Accounting Association. Mr. LeDonne currently serves as Past Chair of the Fairmont State University Foundation board of directors and is a member of the Visiting Committee of the John Chambers College of Business & Economics of West Virginia University. Mr. LeDonne serves on the Advisory Board of Graphcoa - The Graphite Company of the Americas.

Mr. LeDonne currently serves as Chair of MVB's Compensation Committee, as well as Chair of the MVB Community Development Corporation, MVB Community Development Partners, Inc. and the Potomac Mortgage Group, Inc. board of directors. He is also a member of MVB's ALCO, Audit, Finance, and Loan Review committees and serves as a director of the Trabian Technology, Inc. board of directors. He is designated as an Audit Committee Financial Expert by the Board. Mr. LeDonne is being nominated as a director because of his extensive knowledge of the Mid-Atlantic region business community and his investment, financial, and accounting expertise.
MVB Financial Corp. 2022 Proxy Statement

Lindsay A. Slader (3-year term) MVB Director Nominee
Ms. Slader, 36, serves as the Managing Director of Gaming at GeoComply, a cybersecurity and fraud prevention firm delivering geolocation and user authentication technologies to the gaming, media & entertainment, online banking, payments and cryptocurrency industries. She joined the company in its infancy in 2012 as its first employee, and currently leads GeoComply’s core business in online gaming and sports betting, including the gaming business’ product, marketing, revenue, regulatory compliance, and operational verticals.

Having worked in the internet gaming and digital services industries for fifteen years, Ms. Slader is a recognized expert in her field; regularly speaking at industry conferences, and as a weekly media contributor to both mainstream business and gaming industry publications. Over the last decade, Ms. Slader has provided expert witness testimony on regulatory compliance, geolocation technologies, and her gaming industry expertise at several state and federal hearings. Prior to GeoComply, she spent five years specializing in regulatory compliance, gaming technology, and business development at gaming compliance testing companies Gaming Laboratories International and Technical Systems Testing.

Ms. Slader’s contributions to the iGaming industry have been significant leading her to win awards such as 2019 Emerging Leaders of Gaming 40 Under 40 and the 2021 iGaming Business Most Influential Women.

Ms. Slader is a graduate of the University of British Columbia, with BA in political science and international relations. She also holds a Post-Graduate Diploma in Urban Studies from Simon Fraser University, and certificate in European Strategic Policy from Science Po Lille.

If elected by the shareholders at the annual meeting, Ms. Slader will be appointed to serve on MVB’s Risk and Compliance Committee, as well as the N&CG Committee. She is being nominated because of her knowledge and experience in the lines of business development, gaming, technology, fraud prevention and regulatory compliance.

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Directors Not Up For Election

The following biographical information about each director nominee highlights the particular experience, qualifications, attributes and skills possessed by such director nominee that led the Board to determine that he or she could serve as a director. All director nominee biographical information is as of March 28, 2022:

David B. Alvarez MVB Chair and Director

Mr. Alvarez, 58, a native West Virginian, is a recognized owner, business leader and established serial entrepreneur, who remains very active in development, industry and community work. He is invested in multiple service related companies, which have grown to be respected regional service providers for the natural gas industry.

He has been involved in the construction business throughout the North Eastern United States for more than 30 years. He has started and grown a number of successful companies that continue to benefit West Virginia, Southwestern Pennsylvania and Northern Virginia.

As the principle of Hispanic family founded businesses, Mr. Alvarez, was instrumental in successfully growing Applied Construction Solutions, Inc. and Energy Transportation, LLC into well-respected, minority owned companies with a regional presence. Companies he has founded include Applied Construction Solutions, Inc., Energy Transportation, LLC and Blue Mountain Equipment Corporation. He is a graduate of West Virginia University with a Bachelor of Science degree in Business Administration. He is actively engaged in various professional, educational, and philanthropic activities throughout West Virginia and the region, including serving as immediate past chairman of the West Virginia University Board of Governors. He is a member of the Richmond Federal Reserve Industry Round Table for WV, the Medbrook Children’s Charity Board, WV Game Changers, and past member of the Harrison County Economic Development Corporation.

In 2008, Mr. Alvarez was honored by the U.S. Department of Justice Federal Bureau of Investigation as a recipient of the Director’s Community Leadership Award in recognition of his outstanding service to the local community and of enduring contributions to the advancement of justice. He also received an Achievement Award by the Small Business Administration in recognition of his entrepreneurial spirit and the successful completion of the SBA’s 8(a) Business Development Program and was named Business Leader of the Year by the WV News State Journal in January 2021.

Mr. Alvarez is Chairman of the Board of Directors of MVB Financial Corp, MVB Bank, Inc., and MVB Insurance and serves as a director of the MVB Community Development Corporation and the Potomac Mortgage Group, Inc., as well as the Loan Approval Committee of MVB Bank. We believe Mr. Alvarez’s knowledge of MVB’s base markets, the construction and natural gas industries, and his community in involvement make him qualified to serve as a member of the Board.

MVB Financial Corp. 2022 Proxy Statement

W. Marston Becker MVB Director
Mr. Becker, 69, is a seasoned executive with 35 years of experience including CEO and chairman leadership positions in insurance, reinsurance and insurance brokerage organizations in the U.S. and internationally, as well as insurance-related private equity, advisory and investment banking roles. Becker is immediate past Chairman of the Board of QBE Insurance Group, a top 15 global property and casualty insurer. He was appointed to the Board in 2013, became Chair in 2014 and served until March 2020.
Mr. Becker served as President and CEO of Alterra Capital Holdings Limited (“Alterra”) and its predecessors from 2006 to 2013. Mr. Becker serves on a variety of corporate boards in the financial services, manufacturing and non-profit sectors: director of Axis Capital (NYSE: AXS), director of Encova Mutual Insurance in Columbus, Ohio; director of Amynta Group in New York City; Advisory Board member of private equity funds American Securities, Cohesive Capital and Madison Dearborn Partners; director of The Mountain Companies of Parkersburg, West Virginia; member of the Board of Governors of West Virginia University; director of the West Virginia Chamber of Commerce; and board member of the Clay Center for the Arts and Sciences.

Mr. Becker currently serves on MVB’s Compensation Committee as well as the Finance Committee. He is also a member of the MVB Edge Ventures board of directors. We believe Mr. Becker’s background in finance and mergers and acquisitions as well as his experience serving on the board of a public company make him qualified to serve as a member of the Board.

John W. Ebert MVB Director

Mr. Ebert, 62, is President of J.W. Ebert Corporation, which owns 40 McDonald’s franchises in West Virginia, Pennsylvania, and Maryland. Mr. Ebert has more than 30 years of retail experience. He is the former Chairman of McDonald’s East Division Profit Team representing 5,000 restaurants. He is the former President of the Pittsburgh Region’s McDonald’s Owner/Operator Association. Mr. Ebert is a 1982 graduate of the University of Notre Dame with a Bachelor of Science degree in Accounting. He began his career as a Certified Public Accountant for a national accounting firm.

Mr. Ebert is currently Chair of MVB's Finance Committee as well as the N&CG Committee and serves on the Audit and Compensation committees. He is also a member of the MVB CDC board of directors. We believe Ebert’s knowledge of the North Central West Virginia market, his educational background and his business proficiencies, which include the areas of budget, risk assessment, and human resources make him qualified to serve as a member of the Board.

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Larry F. Mazza Chief Executive Officer (“CEO”) and Director of MVB
A recognized banking and financial services executive, Larry F. Mazza embraces industry disruption caused by technology, seeks “blue ocean” opportunities and motivates others to think bigger and do bigger. A high-energy leader with an entrepreneurial mindset who believes fortune favors the bold, Mr. Mazza builds strong professional partnerships through his philosophy of love, trust and commitment.

Mr. Mazza’s expertise and enthusiasm in finance, startups, the growing payments industry, fast-changing technology and highly regulated industries like gaming, banking-as-a-service and cryptocurrency have made him a trusted partner and thought leader across the globe.

Mr. Mazza, 61, is Chief Executive Officer of MVB Financial Corp. and MVB Bank, Inc. He joined MVB in 2005 and became CEO in 2009. He has led MVB’s growth from a community bank with 35 employees to a NASDAQ-listed and Russell 2000 company with nearly 500 Team Members and Fintech clients from coast to coast, as well as in Israel and Europe. During Mr. Mazza’s time to date at MVB, total assets have grown to nearly $2.8 billion. MVB’s model now goes beyond traditional banking and leverages the disruption occurring in the financial services industry to the benefit of shareholders and clients.

Through forward-thinking partnerships with companies like Credit Karma, MVB Bank has become one of the top 20 largest banks in the nation by volume of accounts. In 2021, Fortune named MVB as number 29 on its list of 100 Fastest-Growing Companies; The Banker, a publication of the Financial Times, named MVB as Bank of the Year for the U.S.; and GonzoBanker recognized MVB as the “Bank That Gets Fintech.”

Mr. Mazza currently serves on MVB Bank’s ALCO, Loan Approval and Loan Review Committees. He is also a Director on each MVB subsidiary to include Chartwell Compliance, Paladin Fraud and Trabian Technology, Inc. In addition, he is the Executive Chairman of the MVB Edge Ventures, Inc., Board which oversees Flexia Payments, LLC; MVB Technology, Inc. (dba Grand); and Victor Technologies, Inc.

As an entrepreneur, Mazza is co-owner and business partner of the global sports media business venture Football Talk, LLC, and its nationally recognized and highly successful website ProFootballTalk.com, which is a key content provider for NBC Sports.

A civic-minded volunteer and business leader, Mazza serves as a board member of public companies and non-profit organizations. Appointed by three different governors since 2010, Mr. Mazza continues to serve as a member of the West Virginia Board of Banking and Financial Institutions.

Mr. Mazza is a member of the Board of Directors for BillGO, a startup Fintech company based in Colorado. He is also a founding Board Member of Intercoastal Mortgage, LLC, one of the largest independent mortgage banks operating in the Mid-Atlantic Region. In 2020, he joined the Board of Kraken Financial, a special purpose depository institution based in Wyoming. Kraken Financial is the first bank chartered specifically for cryptocurrency.

From 2007 to 2019, Mr. Mazza served on PDC Energy’s Board, a NASDAQ-listed, Denver, Colorado, based mid-cap oil and gas Nasdaq-listed company where he served on the Compensation Committee, Chair of the Nomination & Governance Committee and was an Audit Committee member. In 2017, he became a National Association of Corporate Directors (NACD) Board Leadership Fellow.

A West Virginia University graduate with a bachelor’s degree in Business Administration, Mr. Mazza began his career as a Certified Public Accountant. He worked for KPMG as a CPA with a focus on auditing, including audits of financial institutions. Prior to joining MVB, Mr. Mazza was Senior Vice President & Retail Banking Manager for BB&T Bank’s West Virginia North region. His 20 years at BB&T (now Truist Bank), included serving as President of Empire National Bank and as Regional President of One Valley Bank.

The Board of Directors has concluded that Mr. Mazza is qualified to serve as Director, based on his extensive business expertise, including as a CPA and CEO. Mr. Mazza is viewed as a visionary leader executing a business model that integrates the fintech industry with traditional banking.

MVB Financial Corp. 2022 Proxy Statement

Kelly R. Nelson, MD MVB Director
Dr. Nelson, 62, is a physician in Bridgeport, WV and is currently employed by WVU Medicine as Coordinator of Provider Relations and Primary Care Provider. He spent the bulk of his career pioneering the Urgent Care sector and served as Senior Vice President for MedExpress managing their Occupational Medicine and Workman’s Compensation Programs for nearly a decade. He established and managed Medbrook Medical Associates for 25 years before it was acquired by MedExpress. He is extremely active in community organizations and is currently President and board member of the Medbrook Children’s Charity. He is a graduate of Auburn University with a Bachelor of Science degree in Biology and received his medical degree from the University of Alabama School of Medicine.
Dr. Nelson is currently Chair of MVB’s Risk and Compliance Committee and serves on the N&CG Committee as well as the Loan Approval Committee. He is also a director of the Chartwell Compliance and Paladin Fraud board of directors. We believe Dr. Nelson’s understanding of the medical community in North Central West Virginia, his educational and business insight, and his community activities throughout the region make him qualified to serve as a member of the Board.

Cheryl D. Spielman MVB Director
Ms. Spielman, 66, is a retired Partner from Ernst & Young U.S., LLP, retiring in 2015, where she led various groups from 1997 - 2015, serving as Leader of Human Capital for Financial Services for the last eight years there. From 1989 to 1996, she was an executive with the firm. She has been a personal consultant and advisor to CEOs in various industries, including financial services, consumer products and entertainment.
She has a great deal of financial experience with an audit background. Upon retirement from Ernst & Young, she served on the board of directors of IPM, a privately held technology systems integration company, which sold in 2017. From 2017 to 2019, she served as a member of the board of directors of First Republic Bank (FRC), which is headquartered in California. Previously, Ms. Spielman was a tax professional at Arthur Young & Company. She is a trustee of the Cornell University Hillel Board and the Women’s Foundation of South Palm Beach County, and a board member of the Koby Mandel Foundation. Ms. Spielman also serves on the Board of Governors and is former Vice President and current Treasurer of the Polo Club of Boca Raton, Fla. She earned a Bachelor of Science degree in 1977 from Cornell University and an M.B.A. in 1980 from the University of Chicago. She is also a Certified Public Accountant.

Ms. Spielman is currently Chair of MVB's Audit Committee and serves on the Finance Committee as well as the Risk and Compliance Committee. She is also a director of the Chartwell Compliance and Trabian Technology board of directors. She is designated as an Audit Committee Financial Expert by the Board. The Board has concluded that she is qualified to serve as director due to her strong background and experience in accounting, client-focused global human resources and tax services, tax risk management and employment related issues.
There are no family relationships among the directors of MVB or MVB Bank.

www.mvbbanking.com

2021 Director Compensation
Board or Committee	Chair Retainer (Annual)	Member Retainer (Annual)

MVB Financial Corp.		$15,000
Chairman of the Board	$40,000
Audit Committee	$20,000	$3,500
Risk and Compliance Committee	$15,000	$2,500
Compensation Committee	$15,000	$3,500
N&CG Committee	$12,500	$2,000
Finance Committee	$10,000	$3,000

In addition, all non-employee directors are granted $75,000 worth of restricted stock units with a one-year time vesting schedule as an equity award.

Director Compensation - Fiscal Year 2021

Director Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Total
David B. Alvarez	$73,000	$75,000	$148,000
W. Marston Becker	$38,250	$75,000	$113,250
John W. Ebert	$55,000	$75,000	$130,000
Daniel W. Holt[3]	$3,750	$0	$3,750
Gary A. LeDonne	$60,625	$75,000	$135,625
Dr. Kelly R. Nelson	$62,000	$75,000	$137,000
J. Christopher Pallotta[4]	$57,875	$75,000	$132,875
Anna Sainsbury[5]	$39,500	$75,000	$114,500
Cheryl D. Spielman	$59,750	$75,000	$134,750

1 Includes MVB Board and committee fees and fees paid for service on MVB subsidiary boards of directors.
2 Each director was granted Time-Vested RSUs on June 1, 2021 at a share price of $42.62 per share for 1,759 shares, which will be fully vested on June 1, 2022.

3 Director Holt retired from the Board on May 18, 2021 and rejoined on January 17, 2022.

4 Director Pallotta will retire from the Board on May 17, 2022

5 Director Sainsbury will retire from the Board on May 17, 2022

Director Mazza’s board compensation is included in the Summary Compensation Table on page 47.
MVB Financial Corp. 2022 Proxy Statement

Executive Officers

This section includes biographical information for MVB’s executive officers, other than Mr. Mazza.

Donald T. Robinson President & Chief Financial Officer
Donald Robinson, 47, President and Chief Financial Officer of MVB, has been with MVB since 2011. Mr. Robinson was appointed as President of MVB and MVB Bank on January 27, 2022. Prior to becoming President, Mr. Robinson served as Executive Vice President, Chief Financial Officer and Corporate Development Officer for MVB and MVB Bank. Mr. Robinson started his career in public accounting with Arthur Andersen and was an audit manager in the Washington, D.C., office’s technology and emerging markets practice. After leaving Andersen, he joined a local West Virginia accounting firm and was the partner in charge of the audit practice. In 2005, he joined Linn Energy as the Chief Accounting Officer and was a key member during its 2006 initial public offering.
Prior to joining MVB, Mr. Robinson was the commercial regional manager for Huntington Bank’s West Virginia region. He serves on the board of the Marc Bulger Foundation, Finance Committee of St. Francis Central Catholic School; is the founder and organizer of the Mon County Baseball Classic which benefits Stepping Stones; works with the WVSSAC on its Opioid Awareness Summit and Gamechanger Program; and is a member of Mon General Hospital’s Board of Directors.

Craig B. Greathouse Executive Vice President, Chief Administrative Officer
Craig “Brad” Greathouse, 50, Executive Vice President, Chief Administrative Officer, has been with MVB since 2018. Mr. Greathouse was appointed Executive Vice President & Chief Administrative Officer on January 27, 2022. Prior to that, he served as Executive Vice President, Chief People and Culture Officer of MVB. With more than 20 years of progressive leadership experience, he was previously employed by Mylan’s North America leadership team where he was responsible for overseeing employee engagement and labor relations, succession planning and talent development, as well as leading and supporting several business transformations and restructuring projects.

Mr. Greathouse also spent more than 12 years at GE Aviation as an Executive Human Resources Leader. He has been involved in community service activities throughout his career. Mr. Greathouse was a community campaign chairman for the United Way of Monongalia and Preston Counties and served on its board of directors for nearly six years.

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John C. Marion Executive Vice President, Chief Operating Officer
John Marion, 54, Executive Vice President, Chief Operating Officer has been with MVB since 2020. Mr. Marion was appointed as Executive Vice President & Chief Operating Officer on January 27, 2022. Prior to that, he served as Executive Vice President, Chief Risk Officer of MVB. He was former President at Comenity Bank; Board Advisor for ClearGage; serves on Downtown Visions Board; has experience working for an internationally-recognized accounting firm; and has over 20 years of banking and senior leadership experience across finance, risk management and public accounting,
At MVB, Mr. Marion is responsible for the full development and execution of an enterprise-wide risk management (ERM) program and associated activities. Mr. Marion and his team ensure appropriate and effective risk management is occurring at all levels and functional areas within MVB, including all of its subsidiaries. He previously served as President of Comenity Bank, overseeing the operations of the $15 billion bank that is a subsidiary of Alliance Data Systems providing private label and co-branded payment, credit and online deposit services to consumers and businesses in the U.S. From 1997 to 2016, Mr. Marion held leadership positions for JPMorgan Chase. From 2004 to 2016, he was Managing Director and CFO for Chase Digital.
There are no family relationships among the executive officers of MVB or MVB Bank.
MVB Financial Corp. 2022 Proxy Statement

Executive Compensation

This section describes the compensation program for our named executive officers and includes the required executive compensation tables.

Human Resources and Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with management the disclosures contained in the following “Compensation Discussion and Analysis.” Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Human Resources and Compensation Committee,
W. Marston Becker, John W. Ebert, and Gary A. LeDonne (Chair)

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of MVB’s 2021 executive compensation program. This includes discussion and background information regarding the compensation of the CEO, CFO and the next three most highly-compensated executive officers of MVB, collectively referred to as the named executive officers (“NEOs”).

Executive’s Name	Title
Larry F. Mazza	Chief Executive Officer
Donald T. Robinson	President and Chief Financial Officer
John T. Schirripa	EVP, Chief Commercial Strategy Officer
Craig B. Greathouse	EVP, Chief Administrative Officer
John C. Marion	EVP, Chief Operating Officer

This CD&A is intended to be read in conjunction with the tables and accompanying footnotes and narrative disclosure that immediately follow this section, which provide further historical compensation information.

CD&A Summary

Overall, the Board believes that MVB’s compensation program is effective in aligning the compensation of executive officers with the long-term interests of MVB shareholders. Incentive compensation programs consist of a blend of annual performance and time-based compensation. Such programs are structured to preclude excessive and unnecessary risk-taking and utilize performance metrics established in advance based on an annual budget and business planning process. MVB’s incentive plans also contain caps or limits on the amounts that can be awarded.

Clawback policies are also imposed on all compensation awards so that awards or payments are adjusted or recovered if the performance measures supporting such an award are subsequently restated or otherwise adjusted to levels which do not support the award or payment.

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Business Highlights

In 2021, MVB continued exceeding expectations as outlined in the 2019-2021 Strategic Plan of MVB 3.0: Think Bigger. Execution of this strategy saw MVB hit record highs in assets and net income. Also, NIB deposit growth of 302% was above industry and peer performance. Net income and earnings per share increased 45% and 47%, respectively, since 2019.

MVB believes that the deposit franchise is a key component to the shareholder value of a bank. A major aspect to the deposit franchise is the deposit mix, including NIB deposits. MVB continues to improve the deposit mix and NIB deposits now account for 47% of total deposits. While its competition is seeing limited growth in NIB deposits, MVB grew NIB deposits by 302% since 2019.

Additionally, NIM continues to be a major contribution to MVB’s earnings. As interest rates remained low due to COVID-19, NIM has been under pressure across the industry during 2021. MVB’s tax-equivalent NIM decreased 27 bps, while peer banks saw NIM decrease 29 bps during 2021. Primarily driven by the growth in NIB deposits, MVB reported a 18 basis point favorable spread on the tax-equivalent NIM during 2021, while peer banks saw a favorable spread of 15.

MVB believes that asset quality will always remain a key risk to the banking industry and is critical to safety and soundness. In 2021, MVB released $6.2 million of allowance for loan losses as a result of improvements in allocation rates, portfolio risk grades and economic and business factors MVB’s non-performing assets to total assets as of December 31, 2021 was 73 bps, as compared to 53 bps for the peer group mentioned above. Additionally, net charge offs to average loans in 2021 were 8 bps as compared to 3 bps for those peers.

Total shareholder return was increased from MVB stock price appreciation and increased dividend payouts. Common cash dividends grew from $0.36 per share in 2020 to $0.51 per share in 2021 (a 42% increase).

Finally, an important metric to shareholders and shareholder value is MVB’s book value and tangible book value. In 2021, book value and tangible book value increased $2.56 per share, or 13%, and $2.44 per share, or 12%, respectively.

Tangible book value per common share is a non-U.S. GAAP financial measure that the Company believes is helpful to interpreting financial results. For a reconciliation to the most directly comparable U.S. GAAP financial measure, see page 50 of MVB’s Annual Report on Form 10-K for the year ended December 31, 2021.

MVB Financial Corp. 2022 Proxy Statement

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MVB Financial Corp. 2022 Proxy Statement

Components of MVB’s Compensation Program

Compensation Philosophy and Objectives

MVB’s compensation programs are designed to provide competitive compensation and benefits to promote the interests of MVB and its shareholders while enabling us to attract and retain top-quality executive talent. MVB’s compensation philosophy is built on five core compensation principles:

1.Pay for Performance
MVB’s executive compensation philosophy is performance-based. The incentive plans are designed to drive and improve individual and business performance. Outstanding performance receives outstanding rewards. Each plan requires measurable goals and objectives to be set, communicated, achieved and audited before any award is made. Team member performance-based incentives will vary by their level in the Company, ability to drive results & comparable market pay data.

2.Sound Compensation Practices
All MVB compensation elements will comply with appropriate regulations and sound compensation practices, which neither pay excessive compensation nor encourage inappropriate risk-taking. All behavior must be consistent with MVB’s purpose and values.

3.Pay Structure
Various positions require different levels of skills, knowledge, and personal attributes that drive different rates of pay and/or variable compensation opportunity. Geographic locations will also factor into the process. MVB has an established job structure that provides a formal hierarchy of grades and salary ranges, as well as a formal job evaluation process to determine fairness in job placement within the structure. This practice guides us in providing internal equity amongst positions and ensures the maintenance of fairness in compensation practices across divisions of the organization.

4.Market Competitive Compensation
The “market” sets the framework for pay opportunity and achievement against objectives drives the actual payout. The intent of the compensation philosophy is to maintain a competitive compensation program and attract and retain top talent across the organization. MVB’s base salaries, short and long-term incentives target a reasonable range around market median of other companies comparable to our asset size, complexity as well as general industry standard rates.

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5.Profitability Drives the Programs
Profitability and success are the key drivers in determining compensation opportunity and actual pay earned. It is the responsibility of senior leadership to ensure plans provide a positive return to the Company and shareholders, in addition to appropriately rewarding contributions and successful performance.

How Our Pay Program Works

Our executive compensation philosophy, as outlined above, continues to be based on attracting and retaining top talent while providing competitive compensation that creates a direct, meaningful link between business results and compensation opportunities. We rely on the following three primary elements:

1.    Base Salary
Base pay is used to maintain market competitiveness in attracting and retaining top talent executive officers. Base salaries are reviewed annually, and merit increases are awarded based on performance and in-line with a merit budget. Merit budgets are determined annually based on market conditions and the success of the Company.

2.    Short-Term Incentives
Short-term incentives are tied directly to the Company’s business results. Awards are paid only when business performance is strong, and goals are met. Each plan’s unique performance criteria correspond with the positions eligible by that plan, providing a clear “pay for performance” opportunity.

3.    Long-Term Incentives
Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for executive talent.

Long-term incentive plan in which RSU performance awards vest based upon internal Return on Assets (“ROA”) goals (25%) and relative Total Shareholder Return (“TSR”) (25%) performance over a three-year period and the time-based RSU awards (50%) with a 5-year time vesting schedule.

The long-term equity award program is designed to award key significant executives and selected contributors with long-term capital accumulation opportunities in the form of stock in order to attract top-level new hires, enhance retention and build stock ownership.

RSUs and stock options are the designated vehicles used for MVB’s equity awards. RSU opportunities are 50% performance-vested (three-year cliff vesting period) and 50% time-vested (five-year vesting period).

All equity awards must be approved by the Human Resources and Compensation Committee.

Target Executive Pay Mix

Consistent with our desire to align pay and performance, we take the above-mentioned primary compensation elements and more heavily weight their distribution towards variable (both bonus and equity) pay. Although our HR and Compensation Committee does not target a specific allocation for each pay element, they are nevertheless cognizant of delivering an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following 2021 target pay mix allocation:

MVB Financial Corp. 2022 Proxy Statement

Executive variable compensation (both bonus and equity) generally reflects competitive total compensation for MVB’s NEOs compared to market.

Pay and Performance

Our compensation program is grounded in a pay-for-performance philosophy. Performance goals in both our short and long-term incentive plans are set at challenging levels, with the ultimate goal that performance will drive long-term, sustainable value. When financial and stock performance goals are not met, pay outcomes for our executives should reflect this reality.

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Compensation Governance Practices

MVB’s pay-for-performance philosophy and compensation governance practices provide an appropriate framework to executives to achieve financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some practices include:

•Pay-for-performance philosophy and culture
•Comprehensive clawback policy
•Responsible use of shares under MVB’s long-term incentive program
•Access to Independent compensation consultants
•Annual risk assessments of the compensation programs

Say-on-Pay Vote Results
At the 2021 Annual Meeting, 98.90% of the shareholders of MVB voted in favor of our executive compensation proposal (commonly known as “Say-on-Pay” proposal). The Human Resource and Compensation Committee believes this voting result reflects strong shareholder support for our current compensation practices.

The Compensation Committee will continue to review our executive compensation program as well as consider the outcome of the “Say-on-Pay” votes when making future compensation decisions for the NEOs.

Establishing Executive Compensation

Role of the Human Resource and Compensation Committee

The Human Resource and Compensation Committee’s process begins with establishing individual and corporate performance objectives by the first quarter of each calendar year. The Compensation Committee engages in an active dialogue with the CEO concerning strategic objectives and performance targets. The Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans, the degree of difficulty in achieving performance targets, and appropriate risk levels. Corporate performance objectives are established based on a targeted return on assets and return on equity, as well as growth in earnings per share and individual goals for particular business units within MVB.

The Human Resource and Compensation Committee annually reviews the Committee Charter and Executive incentive plans used throughout MVB. The Compensation Committee determines whether the plans, individually or collectively, encourage excessive risk taking, whether each of the plans has reasonable limits and caps, and whether the overall structure of the incentive plans is aligned with the interests of the shareholders.

Role of Management

Management also plays a role in the compensation setting process. Typically, MVB's CEO will evaluate the performance of the other executive officers and will assist the Human Resource and Compensation Committee in determining appropriate performance targets and objectives for the incentive plans. The CEO may participate in Compensation Committee meetings, when requested, to discuss these items as well as recommendations regarding salary increases, bonuses and other compensation-related matters. The Compensation Committee exercises its own independent informed judgement in approving compensation for all executive officers and assessing corporate performance against the pre-established objectives. The CEO is not present during deliberations or voting with respect to his own compensation.

MVB Financial Corp. 2022 Proxy Statement

Investor Outreach

Investing in an outreach program, MVB’s CEO, CFO and in some cases, the Chairman of the Compensation Committee, met with the Company's top investors to share the Strategic Plan, provide an overview of leadership and structure, and present MVB compensation methodology. Other topics included Board governance and executive compensation framework outlining where MVB is adopting best practices and providing alignment with the shareholders. The meetings and discussions were well received by all participants. Throughout the outreach, MVB connected with many institutional investors.

Annual Meeting
- Election of Directors and Accounting Firm
- CEO's Lookback on previous year and thoughts and strategy for the new year
Post Meeting Engagement
- Review Annual Meeting vote and shareholder feedback
- Assess enhancements to corporate governance
Investor Conferences
- Financial updates to shareholders
- Strategic updates
- Discuss market conditions
Non-Deal Roadshows
- Discuss MVB's business strategy and vision for the future
Pre-Meeting Engagement
- Meet with investors to discuss year-end financial performance and upcoming proxy related items in more detail
Investor Outreach
During 2021, the CEO, CFO, Chairman of the Board, and the Human Resources & Compensation Committee Chairman met with many institutional investors of MVB stock to discuss and gain input on governance-related issues.
Frequent telephonic meetings with our larger institutional shareholders
In-person meetings with institutional shareholder representatives as requested or from outreach
Responses to shareholder correspondence
Dialogue with shareholder proponents
Investor conferences and meetings

Use of Outside Advisors

Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. In 2021, the Compensation Committee engaged McLagan, part of the Reward Solutions practice at Aon, to provide consulting services to the Compensation Committee, including advice on compensation philosophy, incentive plan design, executive job compensation analysis, and CD&A disclosure, among other compensation topics.

The Compensation Committee conducted a specific review of its relationship with McLagan in 2021, taking into account the independence factors set forth in applicable SEC and Nasdaq rules, and determined that McLagan’s work for the Compensation Committee did not raise any conflicts of interest.

As part of the Compensation Committee’s review regarding its relationship with McLagan, it solicited proposals from several nationally recognized compensation advisory firms and ultimately selected Pay Governance toward the end of 2021 to advise the Committee as it prepared for actions it might take in regards to the Company’s 2022 pay program. As part of that process, the Committee took into account the same factors used to evaluate the independence of McLagan and determined Pay Governance’s involvement did not raise any conflicts of interest. During the last part of 2021, Pay Governance reviewed the Company’s current peer group used for pay benchmarking, proposed changes to it to reflect the Company’s size & strategic direction, updated the Committee on the last trends effecting the Committee’s work and presented concepts for structuring MVB’s executive pay program for 2022.
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Risk Consideration

The Compensation Committee is responsible for establishing incentive plans for executive officers that achieve an appropriate balance between MVB’s results and risk. The Compensation Committee recognizes that business in the financial industry inherently requires that MVB take on certain risks: in its lending activities, depository activities, and investing activities, as well as other facets of the organization. Upon due consideration of these items, the Compensation Committee believes that MVB incentive plans are designed in such a way as to encourage executives to take only prudent levels of risk in the pursuit of strong performance on behalf of shareholders. Furthermore, the Compensation Committee believes that MVB’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

Compensation Competitive Analysis

Use of Peer Group

The Compensation Committee seeks to provide total targeted direct compensation that is competitive and dependent on Company performance and other factors, including size of assets and location. MVB adopts the position that annual compensation for all executive officers should provide bonuses based on performance metrics established at the discretion of the Compensation Committee. In evaluating our peer group, the Compensation Committee considered a number of factors including asset size and market capitalization.

MVB’s talent acquisition strategy focuses on attracting and retaining executives with the experience and skills necessary to grow the organization. MVB executives have generally come from larger metropolitan areas and/or institutions that are significantly larger than MVB. In executing our talent strategy, it is necessary to provide a base salary that exceeds the median of banks that are comparable to MVB’s current asset size. Other elements of compensation are adjusted to recognize that base salaries are competitive.

2021 Peer Group

Our Compensation Committee, with the support of McLagan, reviewed the continued appropriateness of our peer group composition. A new peer group of 14 firms was selected by MVB in December 2019 which includes some peers with financial technology products and services as part of their business model.

•Assets: $1.4B -$4.5B; (exception made for LOB and TBBK)
•Locations: DC, DE, KY, MD, NC, NJ, NY, OH, PA, SC, VA,WV
•5-Year Compound Annual Growth Rate > 5% (exception made for TBBK)
•Insider Ownership < 20% (exception made for LOB)
•Consumer Loans > 15% of loan portfolio (exceptions made for LOB and MCB)
•Commercial Loans > 60% of loan portfolio
•Located in an MSA outside of the Top 10 (exceptions made for TBBK, MCB, and SONA)

Using these criteria, the following companies were identified as MVB's 2021 peer group:

MVB Financial Corp. 2022 Proxy Statement

Live Oak Bancshares Inc. (“LOB”)	Peoples Financial Services Corp (“PFIS”)
The Bancorp, Inc. (“TBBK”)	Summit Financial Group, Inc. (“SMMF”)
HomeTrust Bancshares Inc. (“HTBI”)	Orrstown Financial Services Inc (“ORRF”)
CNB Financial Corp. (“CCNE”)	Civista Bancshares Inc. (“CIVB”)
Metropolitan Bank Holding Corp. (“MCB”)	Southern First Bancshares, Inc. (“SFST”)
Primis Financial Corp. (“FRST”)	Premier Financial Bancorp, Inc. (“PFBI”)*
American National Bankshares, Inc. (“AMNB”)	Evans Bancorp, Inc. (“EVBN”)

*Premier Financial Bancorp, Inc. was acquired during 2021.

Components of Executive Compensation

MVB’s executive compensation program consists of three primary elements: base salary, short-term annual cash incentives, and long-term equity incentives, each of which are provided pursuant to employment agreements between MVB and each NEO, with the exception of John T. Schirripa, who does not have an employment agreement.

2021 Executive Compensation Highlights

•2021 Executive Annual Incentive Plan

The Company must satisfy a trigger based on exceeding annual average analyst’s earnings per share for any payments to occur. A portion of the incentive award for all officers is based on corporate performance, which is assessed according to five equally weighted metrics: NIM, NIB Deposit Growth, Total Noninterest Income, Net Loan Growth, and Charge-Offs/Total Loans .

•2021 Long-Term Incentive Plan

The Company long-term incentive plan vehicles are time-based and performance-based RSU awards. The performance-based awards will vest based upon ROA (25%) and relative TSR (25%) performance over a three-year period, with vested amounts ranging from 0% to 200% of target, depending on results. The time vesting RSUs (50%) will vest solely based on continued service, with a five-year graded vesting schedule.

Stock Ownership Guidelines

In May 2019, our Board approved new stock ownership guidelines for both our executives and outside directors to further align their interests with our shareholders. The President and CEO must own three times (3x) his annual base salary, designated executives must own one time (1x) their annual base salary, and directors must own ten times (10x) their annual cash retainer. Executives have five years to meet the ownership requirements. Directors have three years. Stock ownership is reviewed by the Compensation Committee annually.

Base Salary

Base salary is a key element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the peer groups, internal pay equity and the tax deductibility of base salary.

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Executive	2021 Base Salary ($)	2020 Base Salary ($)	% Change
Larry F. Mazza	$780,000	$780,000	0%
Donald T. Robinson	$430,000	$395,000	9%
John T. Schirripa	$300,000	$290,000	3%
Craig B. Greathouse	$300,000	$265,000	13%
John C. Marion	$325,000	$325,000	0%

2021 Annual Incentive Plan

Our annual incentive plan has a two-tiered performance evaluation structure:

1.EPS Funding Metric – set in an objective manner using the average of published analyst expectations for the fiscal year. This sets a rigorous standard before bonuses can be paid at any level to executives. Failing to achieve that level of performance results in no bonuses being paid to our executives regardless of results achieved in other financial areas.

2.Scorecard of Financial Performance Modifiers – performance goals are set with consideration for objectives set out in our strategic plan, external market conditions and investor expectations. The scorecard contains metrics measuring income, growth and credit quality which provide a balanced approach to determining incentives. Five goals were set, with equal weighting, all based on MVB Bank and MVB performance:

Primary Trigger: Target: $1.05 Earnings Per Share (EPS) Actual: $3.32

Annual Incentive Plan Goals	Weight	Threshold -Eligible for 85% of Potential Payout	Target - Eligible for 100% of Potential Payout	Maximum - Eligible for 200% of Potential Payout	Performance as of 12/31/21
Net Interest Margin	20%	3.50%	3.56%	3.61%	3.59%*
Noninterest Bearing Deposit Growth	20%	$80,000,000	$112,000,000	$130,000,000	$449,641,474
Total Noninterest Income	20%	$15,000,000	$19,000,000	$22,000,000	$46,254,000
Charge Offs/Total Loans	20%	0.35%	0.30%	0.25%	0.07%
Net Loan Growth	20%	$150,000,000	$175,000,000	$200,000,000	$444,995,000
*The NIM component was not met (3.37% actual vs threshold of 3.5%) because 2021 Non-Interest Bearing deposit growth significantly exceeded expectations. The higher than expected deposit growth caused a large amount of excess liquidity which drove the NIM to be lower than expected. Because of this, for incentive purposes only, an adjustment to NIM of approximately 22 basis points was made in order to arrive at the final incentive payout percentages.

The Board analyzed the metrics which are most critical to driving profitability and shareholder value; NIM, NIB Deposit Growth, Non-Performing Assets (Charge Offs/Total Loans), Total Noninterest Income and Non-Performing Assets (Charge Offs/Total Loans). Interest Income is the largest component of revenue for MVB and in the community banking industry. The ability to improve NIM is critical to the performance of the Bank. MVB has increased NIM over each of the last five years, while most of its peers have been declining. In a volatile interest rate environment the ability to manage NIM is key to a bank’s success.

The Board and management believe the greatest risk to banks remains asset quality. The ability to grow MVB Bank and maintain stellar asset quality is paramount to MVB Bank’s success, especially in light of the Covid-19 pandemic. Deposits are viewed as a major aspect of a bank’s franchise, and the
MVB Financial Corp. 2022 Proxy Statement

most valuable are noninterest bearing deposits. The ability to increase noninterest bearing deposits and improve MVB Bank’s deposit mix is a key metric in driving shareholder value.

Executives had target bonus opportunities, as a percentage of base salary, ranging from 35% to 50%, with the opportunity to earn 85% to 200% of that amount based on performance.

Named Executive Officer	2021 Salary ($)	Pro-rated Salary ($)	Target (%)	Threshold 85% ($)	Target 100% ($)	Maximum 200% ($)
Larry F. Mazza	$780,000	$780,000	50%	$331,500	$390,000	$780,000
Donald T. Robinson	$430,000	$421,250	35%	$125,322	$147,438	$294,876
John T. Schirripa	$300,000	$297,500	35%	$88,506	$104,125	$208,250
Craig B. Greathouse	$300,000	$291,250	35%	$86,647	$101,938	$203,876
John C. Marion	$325,000	$325,000	35%	$96,688	$113,750	$227,500

Long-Term Incentive Compensation

MVB’s Compensation Committee believes that long-term incentive compensation is an important component of the compensation program because it has the effect of retaining and motivating executives, aligning executives’ financial interests with the interests of shareholders, and rewarding the achievement of MVB’s long-term strategic goals.

2021 Equity Grants

Eligibility for an annual equity award and the size of the award is based on the discretion of executive management and the Board of Directors. Mr. Mazza's discretion is used when determining awards for executive officers other than himself. The Board of Directors, in its sole discretion, determines option awards for the CEO. In 2019, the Compensation Committee discontinued using stock options as part of the annual equity mix, except in limited circumstances. Instead, executives received equity through two different vehicles:

•Time-based equity awards (RSUs); and
•Performance-based equity awards (performance RSUs)

The performance RSUs will vest based upon internal ROA goals (25%) and relative TSR (25%) performance over a three-year period, with vested amounts ranging from 0% to 200% of target, depending on results. The time-based RSUs (50%) will vest solely based on continued service, following a five-year graded vesting schedule.

In 2021, MVB’s NEOs received the following grants pursuant to the plan.

		Time-Based RSUs (50%)		TSR-Based RSUs (25%)		ROA-Based RSUs (25%)
	% of Salary	Granted (#)	Share Price ($)	Granted (#)	Share Price ($)	Granted (#)	Share Price ($)
Larry F. Mazza	65%	6,293	$40.28	2,275	$55.71	3,146	$40.28
Donald T. Robinson	35%	1,868	$40.28	675	$55.71	934	$40.28
John T. Schirripa	35%	1,303	$40.28	471	$55.71	651	$40.28
Craig B. Greathouse	35%	1,303	$40.28	471	$55.71	651	$40.28
John C. Marion	35%	1,411	$40.28	510	$55.71	705	$40.28

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Total Shareholder Return Comparison Group and Methodology

The award subject to TSR performance will be assessed utilizing an “outrank” methodology, whereby MVB’s percent rank is assessed against its compensation peer group, defined as the peer group in use at the time of grant. The percent rank will determine the payout percentage as described in the table below. If MVB’s percentile rank falls between the threshold and target percentiles, or between the target and maximum percentiles, payouts will be interpolated accordingly:

Performance Level	TSR Percent Rank	Payout (% of Target)
Threshold	25th Percentile	0%
Target	50th Percentile	100%
Maximum	75th Percentile	200%

Return on Assets Goal

An additional 25% of the award is subject to the bank’s ROA performance but is assessed against internal goals. These goals will be defined at Threshold, Target and Maximum performance, and will correspond with payouts at 0%, 100%, and 200% of target, respectively.

The ROA goal will be defined for the three-year period, based on the average annual ROA for each of the three years in the performance period. The goals will be established and defined in awards agreements at the time of the grant.

Additional Compensation Practices and Policies

Recoupment (“Clawback”) Policy

MVB has an incentive compensation recoupment ("clawback") policy in place, which provides for the recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements. MVB may recoup any cash and equity incentive compensation that is paid, awarded or vested based on the achievement of reported financial results that are subsequently restated or otherwise adjusted to levels which do not support the award or payment.

Hedging Policy

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, NEOs, Officers and Directors are prohibited from engaging in any such transactions.

MVB Financial Corp. 2022 Proxy Statement

Margin Accounts and Pledged Securities

Margin accounts and pledging of Company securities are permitted; however, prior approval by the Board is required. As part of long-term incentive plans, MVB has issued stock options to key team members. At the time of exercising, Team members have the ability to purchase the shares or complete a cashless exercise. Due to the size of these transactions, team members have the ability to pledge the securities with third party lenders to purchase the shares. Executives and Directors may not pledge any more than 50% of beneficial ownership and the loan must have a loan to value based on commercially reasonable terms. These transactions are permissible so that team members can increase their ownership in the Company. If a team member has a margin account and wishes to pledge securities, a form needs to be completed and submitted to the CFO prior to doing so. This request would also need Board approval beforehand. In addition, any shares pledged by a director or NEO is required to be disclosed annually in the proxy.

Perquisites and Other Benefits

Executive officers participate in other employee benefit plans generally available to all team members on the same terms as similarly situated team members. These plans include medical, dental, group life insurance, and group disability programs, as well as health savings accounts for reimbursement of medical expenses.

Bank-Owned Life Insurance Program

In 1999, MVB implemented a bank-owned life insurance (“BOLI”) program which was designed to offset employee benefit costs. The policies purchased over time are primarily general account and hybrid account. MVB followed and continues to follow all the regulatory and compliance guidelines by including only officers and directors and obtaining consents from each to participate in the program. Specifically, the program insures approximately 60 current or former officers and directors. It is the intent of MVB to hold the insurance policies until the death of each insured. BOLI is currently owned by approximately 65% of all banks in the U.S.

Retirement 401(k) Plan

MVB maintains a defined contribution 401(k) retirement savings plan for all team members over the age of 21 years old. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation or after-tax (Roth) deferral contribution amounts up to a statutory limit of $19,500. Participants who are at least 50 years old are also entitled to make “catch-up” contributions, which may be up to an additional $6,500. MVB currently utilizes an automatic enrollment strategy in which new team members over the age of 21 are automatically enrolled in the 401(k) plan at a pre-tax deferral rate of 5% unless they make the decision to opt out via the system platform.

MVB matches 100% up to 4% of the participant’s total compensation on a per pay basis, subject to Internal Revenue Service limitations. Full-time and certain part-time team members are eligible to participate upon the first month following their first day of employment or having attained age 21, whichever is later. Both team member and employer contributions are 100% fully vested based on the first contribution. MVB company stock (NASDAQ: MVBF) has been added as a plan investment option and is limited to 10% of the team member’s balance. Employee and employer contributions are held and invested by the 401(k) plan’s trustee.

Employment Agreements

MVB and its subsidiaries provide certain executive officers with written employment agreements in order to secure the services of key talent within the highly competitive financial services industry. These agreements are generally the same and are reviewed and updated annually, if necessary. The non-competition provisions in the agreements are intended to protect MVB from competitive disadvantage if one of MVB’s NEOs leaves MVB to work for a competitor.

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The agreements provide for discharge by MVB for cause or without cause, discharge by the employee, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, the employee shall be paid when due and in accordance with MVB’s normal payroll practices and relevant policies. If terminated by MVB without cause, and, for Mr. Robinson and Mr. Mazza, also if terminated by the employee for good reason, the employee is entitled to a severance payment equal to a set number of months of the employee’s base salary, and any annual incentive compensation earned for such year, prorated for the number of calendar days worked in the year.

The employment agreements for each executive officer contain termination provisions which would permit salary continuation under certain circumstances in the event the contracts are terminated by MVB or in the event of a termination or severance of such executive officer’s employment subsequent or immediately prior to a change in control.

The employment agreements with NEOs are described below under “Employment Agreements and Change in Control.”

Change in Control

MVB believes that change in control benefits provide security for its employees and minimize distraction of employees in the event of a significant merger and acquisition scenario, allowing them to remain objective and focused on maximizing shareholder value.

The employment agreements with certain executive officers set forth certain terms and conditions upon the occurrence of a “Change in Control” event.

If the employment of Mr. Mazza, Mr. Robinson, Mr. Greathouse or Mr. Marion is terminated without Cause, and, for Mr. Robinson and Mr. Mazza, also if terminated by the employee for good reason, within one year following a Change in Control (as defined below) or within the three months immediately preceding a Change in Control, the employee would be entitled to an enhanced severance payment equal to 0.5 times the amount of the base severance compensation due.

A “Change in Control” means either: (i) a consolidation or merger of MVB pursuant to which the shareholders of MVB immediately before the transaction do not retain more than 50% of the total combined voting power of the surviving entity; (ii) a sale, lease, exchange or other transfer of all or substantially all of the assets of MVB; or (iii) a sale or exchange by the holders of more than 50% of MVB’s common stock.

MVB Financial Corp. 2022 Proxy Statement

Executive Compensation Tables

Summary Compensation Table

The following information is prepared based on positions as of 2021. In 2021, compensation was paid to team members by MVB or MVB Bank, unless otherwise noted. The following table summarizes compensation paid to the named executive officer for the periods indicated.

Name and Principal Position	Year	Salary ($) [1]	Bonus ($) [2]	Stock Awards ($)[3]	Option Awards ($) [4]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) [5]	Total ($)
Larry F. Mazza CEO, MVB Financial Corp. and MVB Bank	2021	$798,000	$0	$506,940	$0	$741,000	$196	$70,846	$2,116,982
	2020	$778,355	$0	$506,969	$0	$607,000	$75,236	$58,223	$2,025,783
	2019	$739,731	$0	$451,750	$0	$487,890	$81,990	$52,601	$1,813,962
Donald T. Robinson President, MVB Financial Corp. and MVB Bank, and Chief Financial Officer, MVB Financial Corp.	2021	$446,623	$110,000	$233,500	$0	$280,132	$(7,403)	$29,836	$1,092,688
	2020	$411,035	$110,000	$168,440	$0	$216,300	$23,014	$10,947	$939,736
	2019	$397,846	$25,000	$126,000	$0	$176,904	$26,070	$8,938	$760,758
John T. Schirripa EVP, Chief Commercial Lending Officer, MVB Bank	2021	$297,692	$0	$104,940	$0	$197,838	$(4,778)	$11,005	$606,697
	2020	$286,538	$0	$101,490	$0	$160,300	$29,127	$6,724	$584,179
	2019	$285,577	$0	$96,250	$0	$135,135	$31,768	$6,502	$555,232
Craig B. Greathouse EVP, Chief People & Culture Officer, MVB Financial Corp. and MVB Bank	2021	$305,323	$0	$104,940	$0	$193,682	$0	$11,205	$615,150
	2020	$274,588	$0	$92,723	$0	$146,300	$0	$7,595	$521,206
John C. Marion EVP, Chief Risk Officer, MVB Financial Corp. and MVB Bank	2021	$326,400	$0	$113,650	$0	$216,125	$0	$13,124	$669,299
	2020	$150,350	$25,000	$0.00	$32,300	$91,000	$0	$3,046	$301,696
1 This figure includes salary, commission, and vehicle allowance.

2 Mr. Robinson received a $110,000 bonus for performance related to transactional projects in 2021.

3 Mr. Robinson received a grant of 2,000 Restricted Stock Units (“RSUs”) with a one-year time-based vesting schedule for performance related to transactional projects in 2021.

4 These amounts are calculated using the Black-Scholes value at the time of the grant.

5 These amounts include director fees of $52,881 for 2021, $43,800 for 2020, and $39,500 for 2019 for Mr. Mazza and $11,667 for Mr. Robinson.

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Grants of Plan-Based Awards

Grants of Plan-Based Awards Table - Fiscal Year 2021
		Estimated future payouts under non-equity incentive awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Larry F. Mazza	5/1/21	$331,500	$390,000	$780,000				6,293			$253,480
	5/1/21				0	2,275	4,550	2,275			$126,740
	5/1/21				0	3,146	6,292	3,146			$126,720
Donald T. Robinson (1)	5/1/21	$125,322	$147,438	$294,876				1,868			$75,240
	5/1/21				0	675	1,350	675			$37,600
	5/1/21				0	934	1,868	934			$37,620
John T. Schirripa	5/1/21	$88,506	$104,125	$208,250				1,303			$52,480
	5/1/21				0	471	942	471			$26,240
	5/1/21				0	651	1,302	651			$26,220
Craig B. Greathouse	5/1/21	$86,647	$101,938	$203,876				1,303			$52,480
	5/1/21				0	471	942	471			$26,240
	5/1/21				0	651	1,302	651			$26,220
John C. Marion	5/1/21	$96,688	$113,750	$227,500				1,411			$56,840
	5/1/21				0	510	1,020	510			$28,410
	5/1/21				0	705	1,410	705			$28,400

1 Mr. Robinson received an additional restricted stock until award of 2,000 shares on December 31, 2021 for total grant date fair value of $83,040.

The Board believes that the successful implementation of its business strategy will depend upon attracting, retaining, and motivating talented executives, managers, and other key team members. The 2013 MVB Financial Corp. Stock Incentive Plan (Amended) provides that the Compensation Committee appointed by the Board has the flexibility to grant stock options, merit awards and rights to acquire stock through purchase under a stock purchase program. Typically, grants have a five-year vesting period with an expiration life span of ten years.

During 2021, the Compensation Committee granted 22 awards, totaling 28,772 shares at exercise prices ranging from $32.87 to $44.98 per share. The expense to be recognized with respect to such awards will be amortized over the vesting period, beginning the year of the grant.

MVB Financial Corp. 2022 Proxy Statement

Outstanding Equity Awards

Outstanding Equity Awards at Fiscal Year-End 2021
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested ($)
Larry F. Mazza	8,333	0	0	$12.00	12/31/2022	16,598	$689,149	0	$0
	21,250	0	0	$16.00	2/1/2024	12,138	$503,970	9,963	$413,664
	100,000	0	0	$12.50	2/3/2026	15,310	$635,671	20,772	$862,453
	40,000	10,000	0	$12.85	3/21/2027	6,293	$261,285	5,421	$225,080
	60,000	40,000	0	$19.65	2/21/2028	0	$0	0	$0
Donald T. Robinson	15,000	0	0	$12.00	1/1/2023	5,005	$207,808	0	$0
	50,000	0	0	$16.00	12/31/2023	3,387	$140,628	2,778	$115,343
	15,000	0	0	$12.50	2/3/2026	4,176	$173,388	5,664	$235,169
	100,000	0	0	$13.25	9/21/2026	3,868	$160,599	1,609	$66,806
	20,000	5,000	0	$12.85	3/21/2027	0	$0	0	$0
	9,000	6,000	0	$19.65	2/21/2028	0	$0	0	$0
John T. Schirripa	15,000	0	0	$12.00	12/31/2022	3,789	$157,319	0	$0
	15,000	0	0	$12.00	1/1/2023	2,585	$107,329	2,122	$88,105
	2,000	0	0	$16.00	12/31/2023	3,066	$127,300	4,158	$172,640
	50,000	0	0	$12.50	2/3/2026	1,303	$54,101	1,122	$46,585
	20,000	5,000	0	$12.85	3/21/2027	0	$0	0	$0
	9,000	6,000	0	$19.65	2/21/2028	0	$0	0	$0
Craig B. Greathouse	16,923	11,282	0	$19.19	5/7/2028	2,605	$108,160	0	$0
	3,315	2,210	0	$18.24	9/4/2028	2,352	$97,655	1,929	$80,092
						2,801	$116,297	3,799	$157,735
						1,303	$54,100	1,122	$46,585
John C. Marion	2,000	8,000	0	$13.42	7/13/2030	1,411	$58,585	1,215	$50,447

Option Exercises and Stock Vesting

Option Exercises and Stock Vested - Fiscal Year 2021
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Larry F. Mazza	8,333	$241,574	14,271	$542,860
Donald T. Robinson	14,002	$410,259	6,117	$236,009
John T. Schirripa	0	$0	3,085	$116,898
Craig B. Greathouse	0	$0	1,482	$60,666
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Potential Payments Upon Termination or Change in Control

MVB has employment agreements with Messrs, Mazza, Robinson, Greathouse, and Marion.

Mr. Mazza has a written employment agreement with MVB, effective January 1, 2014, as amended and restated on March 1, 2021, that can be renewed annually. Mr. Mazza’s current salary is $780,000 per year, payable in accordance with MVB’s general payroll practices and is subject to future adjustment. Mr. Mazza continues to be eligible to participate in the MVB annual executive performance incentive plan. Mr. Mazza’s employment may be terminated for cause, terminated without cause, terminated due to death or permanent disability, and Mr. Mazza may also terminate his employment for good reason, all subject to certain conditions and commitments, including, if termination without cause or for good reason occurs, Mr. Mazza would be entitled to all compensation that would have been payable through the termination date, a severance payment in the form of continuation of two years of the then current annual base salary (the “Mazza Severance Payment”) and a pro-rated bonus payment equal to any annual incentive compensation earned for the fiscal year, pro-rated for the days of such year worked (“Mazza Pro-rated Bonus”), provided that a general release of claims is executed and employee complies with all post-employment covenants. In the event Mr. Mazza is terminated without cause or terminates his employment for good reason upon a Change in Control, he would be entitled to the Mazza Severance Payment, the Mazza Pro-rated Bonus and additional compensation equal to 0.5 times the Mazza Severance Payment, payable on MVB’s regular payroll dates that correspond to the payment of the Mazza Severance Payment. Upon any separation from the Company, Mr. Mazza would also be entitled to accrued but unpaid salary and benefits. Mr. Mazza’s employment agreement also includes provisions related to treatment of confidential information, the return of MVB’s property in the event of a resignation or termination, non-solicitation, and non-interference, as well as non-competition for one (1) year in any U.S. state or city which serves as a place of business of MVB or any MVB affiliate. If Mr. Mazza’s employment were terminated without cause as of December 31, 2021 he would have been entitled to receive the sum of $2,376,000 which includes accrued vacation time from MVB and all stock options and restricted stock units, totaling $4,752,772 would immediately vest.

Mr. Robinson has a written employment agreement with MVB, effective January 1, 2016, as amended and restated on March 1, 2021. Mr. Robinson’s current salary is $430,000 per year payable in accordance with MVB’s general payroll practices and is subject to future adjustment. Mr. Robinson is eligible to participate in the MVB annual executive performance incentive plan. Mr. Robinson’s employment may be terminated for cause, terminated without cause, terminated due to death or permanent disability, and Mr. Robinson may also terminate his employment for good reason, all subject to certain conditions and commitments, including, if termination without cause or for good reason, Mr. Robinson would be entitled to all compensation that would have been payable through the termination date, a severance payment in the form of continuation of one year of the then current annual base salary (the “Robinson Severance Payment”) and a pro-rated bonus payment equal to any annual incentive compensation earned for the fiscal year, pro-rated for the days of such year worked (“Robinson Pro-rated Bonus”), provided that a general release of claims is executed and employee complies with all post-employment covenants. In the event Mr. Robinson is terminated without cause or terminates his employment for good reason upon a Change in Control, he would be entitled to the Robinson Severance Payment, the Robinson Pro-rated Bonus and additional compensation equal to 0.5 times the Robinson Severance Payment, payable on MVB’s regular payroll dates that correspond to the payment of the Robinson Severance Payment. Upon separation from the Company, Mr. Robinson would also be entitled to accrued, but unpaid, salary and benefits. Mr. Robinson’s employment agreement also includes provisions related to treatment of confidential information, the return of MVB’s property in the event of a resignation or termination, non-solicitation and non-interference, as well as non-competition for one (1) year in any U.S. state or city which serves as a place of business of MVB or any MVB affiliate. If Mr. Robinson’s employment were terminated without cause as of December 31, 2021, he would have been entitled to receive the sum of $741,142 which includes accrued vacation time from MVB and all stock options and restricted stock units, totaling $1,374,310 would immediately vest.

MVB Financial Corp. 2022 Proxy Statement

Mr. Greathouse has a written employment agreement with MVB, effective April 1, 2020. Mr. Greathouse’s current salary is $300,000 per year payable in accordance with MVB’s general payroll practices and is subject to future adjustment. Mr. Greathouse is eligible to participate in the MVB annual executive performance incentive plan. Mr. Greathouse’s employment may be terminated by MVB for cause or terminated without cause, or terminated and Mr. Greathouse may also terminate his employment for any reason, all subject to certain conditions and commitments, including, if terminated by MVB without cause, Mr. Greathouse would be entitled to all compensation that would have been payable through the applicable termination date and a severance payment of one year of the then current annual base salary (the “Greathouse Severance Payment”), provided that a general release of claims is executed and employee complies with all post-employment covenants. In the event Mr. Greathouse is terminated without cause upon a Change in Control, he would be entitled to the Greathouse Severance Payment and additional compensation equal to 0.5 times the Greathouse Severance Payment, payable on MVB regular payroll dates that coincide with the payment of the Greathouse Severance Pay, or in the sole discretion of MVB in a lump sum. Upon separation from the Company, Mr. Greathouse would also be entitled to accrued, but unpaid, salary and benefits. Mr. Greathouse’s employment agreement also includes provisions related to treatment of confidential information, the return of MVB’s property in the event of a resignation or termination, non-solicitation, and non-interference, as well as non-competition for one (1) year in any U.S. state in which MVB or its affiliates does business and/or in which the employee performed services. If Mr. Greathouse’s employment was terminated without cause as of December 31, 2021, he would have been entitled to receive severance of $300,000 from MVB and all stock options and restricted stock units, totaling $964,000 would immediately vest.

Mr. Marion has a written employment agreement with MVB, effective June 29, 2020.

Mr. Marion’s current salary is $325,000 per year payable in accordance with MVB’s general payroll practices and is subject to future adjustment. Mr. Marion is eligible to participate in the MVB annual executive performance incentive plan. Mr. Marion’s employment may be terminated by MVB for cause or without cause, and Mr. Marion may also terminate his employment for any reason, all subject to certain conditions and commitments, including, if terminated by MVB without cause, Mr. Marion would be entitled to all compensation that would have been payable through the applicable termination date and a severance payment of one year of the then current annual base salary (the “Marion Severance Payment”), provided that a general release of claims is executed and employee complies with all post-employment covenants. In the event Mr. Marion is terminated without cause upon a Change in Control, he would be entitled to the Marion Severance Payment and additional compensation equal to 0.5 times the Marion Severance Payment, payable on MVB regular payroll dates that coincide with the payment of the Greathouse Severance Pay, or in the sole discretion of MVB in a lump sum. Upon separation from the Company, Mr. Marion would also be entitled to accrued, but unpaid, salary and benefits. Mr. Marion’s employment agreement also includes provisions related to treatment of confidential information, the return of MVB’s property in the event of a resignation or termination, non-solicitation and non-interference, and non-competition for one (1) year in any U.S. state in which MVB or its affiliates does business and/or in which the employee performed services. If Mr. Marion’s employment was terminated without cause as of December 31, 2021, he would have been entitled to receive severance of $325,000 from MVB and all stock options and restricted stock units, totaling $333,831 would immediately vest.

www.mvbbanking.com

Retirement Plans

MVB provided a defined benefit retirement plan for all qualifying team members; however, the defined benefit plan has been frozen, and no service after May 31, 2014 is taken into consideration for determining a benefit. All qualifying team members actively employed on May 31, 2014 are 100% vested, but no subsequent vesting is contemplated. The The defined benefit retirement plan provides for benefits based on the highest five consecutive years of earnings multiplied by 2 ½ times the years of service. Normal retirement age is 65. All retiree benefits are calculated in the same manner. The benefits are summarized in the table below:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Larry F. Mazza	Allegheny Group Retirement Plan	9.25	$565,074	None
Donald T. Robinson	Allegheny Group Retirement Plan	3.167	$105,597	None
John T. Schirripa	Allegheny Group Retirement Plan	3.917	$204,722	None

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our team members and the annual total compensation of Larry F. Mazza, our year-end CEO.

For fiscal 2021, MVB’s last completed fiscal year:

•the median of the annual total compensation of all team members at MVB, including its consolidated subsidiaries (other than CEO Larry F. Mazza), was $72,096.95 and

•the annual total compensation of Larry F. Mazza, MVB's CEO was $2,116,982

Based on this information, the ratio for 2021 of the annual total compensation of MVB’s CEO to the median of the annual total compensation of all team members is approximately 28.4 to 1. With respect to the annual total compensation of the CEO, MVB used the amount reported in the “Total” column of 2021 Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their team member populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different team member populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

MVB Financial Corp. 2022 Proxy Statement

Environmental, Social & Governance

MVB’s purpose-driven culture is part of our corporate DNA, defining the environment in which our team members thrive. Our “Purpose” is to be “Trusted Partners on the Financial Frontier, Committed to Your Success.” Every day we live our values – Trust; Respect, Love, Caring; Commitment; being Adaptive; Teamwork. As the Company grows and evolves, our governance structure, environmental projects and social impact reflect our continued commitment to our teammates, clients, communities and shareholders. The NC&G Committee oversees the Environmental, Social & Governance-related items for MVB.

Environmental

As stewards for our environment, MVB has initiated several projects related to data collection, energy efficiency and reducing our carbon footprint.

Environmental Emissions Study

To further understand our environmental impact, we have launched our first Environmental Emissions Study. MVB has partnered with Boston-based sustainability company, GreenFeet, to assist with gathering and calculating a collective Emissions Report for all MVB business and banking center locations.

Using the GreenFeet Platform and support from their knowledgeable staff, MVB has gathered emissions data from a variety of categories such as team member commuting, air travel, real estate and shipping. Using the GreenFeet Platform, we are now actively managing routine data updates so we can measure emissions over time and meet future sustainability goals.

Solar Panel Installation at MVB Banking Centers

Supporting local business and the environment, MVB entered into an agreement with Parthian Battery Solutions to install solar panels with Parthian’s batteries at MVB’s banking center locations throughout North Central West Virginia. The first MVB solar panel installation took place in March 2021 in Morgantown, and the project will expand to three of MVB’s other banking center locations with the result that 50% of our banking centers will be utilizing a form of renewable energy.

Reduction of Our Banking Center Footprint

MVB’s commercial and retail (“CoRe”) banking business model has continued to adapt. Through our technology investments such as interactive teller machines, we are able to meet the needs of our banking center clients with fewer brick and mortar locations. With the sale of our Eastern Panhandle West Virginia and our South Market West Virginia facilities and the closure of our Leesburg, Virginia, banking center, MVB has gone from 15 to eight banking center locations. Reducing the number of physical office locations also works to support the reduction of our carbon footprint.

www.mvbbanking.com

Social

Social impact ties into our value of Respect, Love and Caring. In 2021, MVB focused on three key projects, as well as providing community service, technical assistance and leadership to community organizations.

The Knoble

Founded in 2019, The Knoble is a non-profit network of experts with a passion for preventing human crime including human trafficking, elder abuse, child exploitation and scams. Led by subject matter experts in fraud, financial crime, financial services, data and technology and other professions, The Knoble’s cross-industry initiatives in the public, private and charitable sectors create an ongoing, system-wide effort to detect and prevent human crime and bring about systemic change.

In 2021, MVB became a corporate sponsor of The Knoble. Preventing human crime and specifically human trafficking makes a meaningful difference in improving lives.

West Virginia GameChanger

MVB is a founding corporate sponsor of the West Virginia GameChanger program, which is an initiative designed to combat opioid and substance misuse. The program seeks to educate, support and empower youth to make healthy choices as they prepare to be leaders of tomorrow. Donald T. Robinson has been involved in the program since day one. MVB Board Members David B. Alvarez and John Ebert joined the GameChanger Board of Directors in 2021.

In September 2021, virtual GameChanger programs were made available to 125 high schools and 160 middle schools across the state through the third annual Opioid and Substance Misuse Prevention Summit.

MVB served as the title sponsor for the GameChanger Golf Classic. Proceeds raised from the event are being used to expand the evidence-based prevention programs being implemented in West Virginia schools through Help & Hope and the state’s prevention lead organizations. The funding also supports the launch of a comprehensive GameChanger Team and video-based programming in every high school and middle school in the state.

In addition, the MVB team participated in the WV GameChanger Change Their Holiday fundraising campaign to help provide families impacted by opioid and substance misuse with a holiday meal, gifts for children and funds to meet other needs in the holiday season.

Monticello Ongoing Revitalization Effort (M.O.R.E.)

An example of MVB’s track record of commitment to our communities is our ongoing support of the Monticello neighborhood in Clarksburg, West Virginia, a distressed Non-Metro community. The historically Black neighborhood holds a great deal of heritage. The neighborhood spans two census tracts and approximately 50% of households have incomes that place them below 80% of the area median income (low-to-moderate income). Approximately 30% of the homes include children and 50% of the population is over age 55.

In 2021, MVB continued providing leadership to the M.O.R.E. nonprofit organization as we navigated and pivoted to keep M.O.R.E. relevant in a COVID environment. The engagement of a newly created Administrator position and the addition of two dedicated community members who increased their leadership allowed for several initiatives to come to fruition and a direct impact. These initiatives included an upgrade to the Margaret McCoy Community Garden with new improved amenities (a new concrete pad, picnic table and planters), a clothing drive, the home and hearth project to provide essentials to struggling community members, a holiday drive to provide gifts for the less fortunate, the continuation of a virtual book club and other in-person activities at the Kelly Miller Community Center.

MVB Financial Corp. 2022 Proxy Statement

Community Leadership

In 2021, MVB team members performed 1,626 hours of community service. MVB partners with United Ways, nonprofit agencies, local community foundations, local schools and economic development groups. From stocking food pantries, to running United Way Campaigns, to Board service, community groups rely on Team MVB for needed support.

•Technical Assistance/Financial Expertise: 14 Organizations
•Board or Committee Service: 34 Organizations
•Volunteer Income Tax Assistance: 42 Tax Returns Completed Averaging $2,086

In 2021, MVB held or funded $73M in community investments and $29M in community development loans, providing homes, jobs, community improvements, and services for low- and moderate-income families:

•The Aspen Club in Fauquier County, Virginia, will offer 138 units of affordable housing in one of the highest housing cost areas of the country. ($2M investment).
•The WV Great Barrel Project provides 150 jobs to rural West Virginia ($7M loan in 2021).

Financial Literacy Impact - 3,217 Students and Businesses

In keeping with our value of “Respect, Love and Caring,” MVB expanded our financial literacy program to succeed in a pandemic environment. Where we formally provided workshops in community centers or schools in the past, we pivoted to recorded, on-demand webinars and MVB Read Aloud. We accomplished this while continuing to offer programming to small, targeted groups and school-based education.

•Building on expertise within Paladin Fraud, MVB recorded specialized fraud prevention webinars, provided to targeted constituencies through social media and in partnership with nonprofits.
•In MVB Read Aloud, team members read FDIC Moneysmart and CFPB recommended books, which were then made available to low-income schools and community groups, offering a stable source of financial literacy -- on-demand, remotely and safely.
•MVB team members continued to provide tailored in-person or remote live consultation with small groups through 5 nonprofit and school partners.
•MVB partnered with 8 schools to access Banzai, an online platform teaching money management to 1,180 students.

www.mvbbanking.com

Disadvantaged Business Support

Demonstrating our commitment to a diverse business community where disadvantaged business owners can thrive, MVB sponsorships benefited Community Development Financial Institutions aligned with building community business partnerships and working with the Natural Capital Investment Fund.

COVID Relief

MVB Bank provided services, loans and donations throughout the Pandemic. In 2021, MVB Bank made 4,465 PPP loans totaling $268.1M, averaging $43,830 for each loan.

•51.5% of loans in neighborhoods where the majority of residents are racial minorities.
•32.17% of loans in low- or moderate-income neighborhoods.

MVB Financial Corp. 2022 Proxy Statement

Continuing our 2020 COVID response, MVB conducted two additional donation cycles in 2021.

Governance

Our Board has oversight responsibilities for ESG and sustainability-related activities and receives reporting on these items. Management helps drive activities and provides strategic guidance and senior-level review on ESG and sustainability items.

The governance-related items have already been discussed throughout the first portion of this Proxy Statement.

Human Capital

Culture

Through a strategic Culture Initiative, culture has become MVB’s “secret sauce” and part of the corporate DNA, mindset and behavior of Team MVB.

Refreshing and relaunching MVB’s Purpose, Core Values and Behaviors, including input across the Company at all levels, was one of the first steps of the initiative. At MVB, our Purpose is to be “Trusted Partners on the Financial Frontier, Committed to Your Success.” Our Core Values are Trust, Commitment, RLC (Respect, Love, Caring), Teamwork and being Adaptive.

2021 Team MVB Accolades

Team MVB had an amazing 2021, and our commitment and teamwork were recognized with several prestigious accolades.
American Banker Best Banks to Work For 2021

MVB team members engaged in a survey in June that asked questions about culture, benefits, job satisfaction and more. Our collective responses were scored and ranked against other top employers in the banking industry. MVB Bank ranked number 21 on the list of 90 financial institutions recognized as American Banker’s Best Banks to Work For in 2021.

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Fortune 100 Fastest-Growing Companies 2021

MVB Financial has been ranked as number 29 on Fortune’s 100 Fastest-Growing Companies list for 2021. MVB ranked just above Amazon and also above companies like Netflix. This is the first time MVB has been eligible for consideration for this recognition.

Fortune’s annual list recognizes the top performing, publicly traded companies in revenues, profits and stock returns over the three-year period ended April 30, 2021. The designation highlights MVB’s strong performance since joining The Nasdaq Capital Market® in December 2017.

Great Place to Work Certification

MVB Financial Corp. was Certified by Great Place to Work in December 2021. The prestigious award is based entirely on what current MVB team members say about their experience working at MVB. Great Place to Work is the global authority on workplace, culture, employee experience and the leadership behaviors proven to deliver market-leading revenue, employee retention and increased innovation.

The Banker Bank of the Year - U.S. 2021

MVB Bank has been named Bank of the Year 2021 – United States by The Banker magazine, which is a prestigious publication of the Financial Times of London.

Since 1926, the Bank of the Year awards have celebrated the best of global banking and are regarded as the industry standard for banking excellence. The 2021 edition highlights those institutions that have outshone their peers in terms of performance, strategic initiatives and response to the COVID-19 pandemic.

MVB Financial Corp. 2022 Proxy Statement

GonzoBanker “The Bank That Gets Fintech”

MVB was named “The Bank That Gets Fintech” in GonzoBanker’s annual financial industry award compiliation in December 2021. The GonzoBanker Awards are reserved for organizations that have made a significant impact in the financial services industry despite the hurdles that 2021 and the ongoing COVID-19 pandemic have hurled at financial institutions.

COVID-19 Response

The time and effort that MVB has invested in its Culture Initiative provided a solid foundation to face the unprecedented challenges presented by the COVID-19 pandemic. This effort has ensured that team members remain mentally focused and highly productive, even in a difficult environment.

MVB has thrived since March 11, 2020, when more than 85% of our team members across 39 states, Puerto Rico and four countries migrated to working remotely. Our Information Technology Team worked diligently to position MVB so that it could seamlessly support a remote workforce. As we continued to expand our footprint, acquiring new organizations across the United States, the IT Team implemented technologies to support this growth.
Exercising our Core Values, the Senior Leadership Team made keeping our team members safe their top priority. Prior to the shift to remote status, a Pandemic Response Team was assembled and continues to meet daily to monitor team member Travel and Illness Concerns/Reports as well as the ever-changing COVID-19 landscape. The team has also generated procedures for team members, vendors, visitors and clients and has provided signage and materials to our MVB locations (i.e., washable masks, disposable masks, hand sanitizer, hand sanitizer stations, disinfectant, thermometers, glass shields). The Team enhanced the cleaning standards and frequency at all MVB locations to ensure optimal safety for those team members who continue working on site.

Team MVB experienced no layoffs or salary reductions related to the pandemic; the organization has increased headcount over the past year. Leadership continues to adapt with the changing environment and show flexibility for team members who manage virtual school for their children or need other accommodations.

Other existing programs such as the team member Emergency Fund and the Vacation Donation Program are available to assist team members with significant challenges.

Team Member Development

MVB remains committed to education and development for its team members. The remote work environment created additional opportunity for virtual/online learning. In 2021, team members were assigned position specific curricula designed to support ongoing compliance requirements and development within positions. Team members also experienced on the job training as well as other company organized opportunities.

MVB has a 40-hour annual education requirement for each team member as part of the annual performance evaluation process. This also includes additional courses/content team members experience outside of the learning management system.

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There were 131 internal learning events held in 2021 that provided 283 total hours or an average of 5.44 hours per week of learning opportunities facilitated by the Learning & Development Team. Additional on demand education was also provided to team members.

Examples of these offerings are:

•New Team Member Orientation & Welcome Sessions
•Thought Patterns for High Performance (Full & Refresher) Sessions
•Lunch & Learn Series
•Book Club Series
•Tool Time Series
•Culture of Innovation
•Emerging Leaders
•Meditation Series
•Recruiting Rock Stars

Education Experience & Tuition Reimbursement: MVB also offers team members the education assistance and tuition reimbursement programs. In 2021, 31 team members participated in education assistance while 5 team members were approved for the tuition reimbursement program. The education assistance program provides support to team members wanting to acquire training outside of MVB in support of their position and/or annual certification requirements. Tracking these requests allows MVB to have visibility into the interest of team members. The tuition reimbursement program provides support to team members who wish to further their education with accredited institutions.

Communication, Recognition and Engagement

Transparent communication is a vital part of a healthy corporate culture. Over the past year, MVB enhanced its internal communication structure to include different opportunities for MVB team members to interact with CEO Larry Mazza and the Executive Leadership Team.

All Hands Town Hall Meetings: During these monthly meetings, Larry Mazza, CEO of MVB and MVB Bank, and members of the executive leadership team present informational topics in sessions open to all team members. Because of the pandemic, these virtual sessions continued into 2021 with different formats to optimize attendance and engagement.

Ask Mazza: With Ask Mazza, team members representing each of MVB’s locations ask questions directly of Mr. Mazza and members of the executive leadership team. These meetings moved to a virtual format using video through Microsoft Teams. Those selected to attend gather questions from those in their location and attend the 1.5-to-2-hour meeting, taking turns asking Mr. Mazza and team questions until all are answered.

Rock Stars of the Month: As an outgrowth of the Culture Initiative, MVB reinforced avenues for team member recognition. The Rock Stars of the Month Award is reserved for MVB team members who go above and beyond to emulate our Values and Behaviors. Rock Stars are nominated by their managers and/or peers each month.
MVB Financial Corp. 2022 Proxy Statement

Proposals

This section sets out each item of business for the Annual Meeting and the Board’s voting recommendations.

Proposal No. 1 - Election of Directors

The Board has nominated directors Holt, LeDonne, and Slader to be elected to serve on our Board for a three-year term and until their successors are duly elected and qualified at the 2025 annual meeting of shareholders.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s three nominees.

Directors are elected by a plurality of the votes cast. The nominees receiving the highest number of “for” votes in each class—three in the class elected at the Annual Meeting—will be elected as directors of the Company. Therefore, votes withheld and broker non-votes will not affect the outcome of the election of directors. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder properly notifies MVB of his or her intent to cumulate his or her votes for directors at least 48 hours before the meeting. If a shareholder properly notifies MVB of such intent to cumulate his or her votes, then each MVB shareholder will have the right to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

The term of any incumbent director who is not reelected, and has not earlier resigned, will end on the date that is the earlier of (a) 90 days after the date on which the voting results for the Annual Meeting are determined by the inspector of election, or (b) the date on which the Board selects a person to fill the office held by that director in accordance with MVB’s Bylaws.

Each of the directors nominated by the Board has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

There are no family relationships among MVB’s executive officers and directors.

For more information on the director nominees, please see the biographies of the director nominees beginning on page 21.

The Board of Directors unanimously recommends that you vote “FOR ALL” the nominees to be elected to the Board of Directors for the expiring terms indicated.

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Proposal No. 2 - Non-Binding Advisory Vote on Executive Compensation

MVB is providing shareholders with a non-binding advisory vote on compensation programs for our NEOs listed in the table entitled “Summary Compensation Table” (sometimes referred to as “Say on Pay”). This vote is required under Section 14A of the Exchange Act (15 U.S.C. 78n-1), and such vote is currently held every year. Accordingly, you may vote on the following resolution at the 2021 Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is advisory in nature and therefore, is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The management of MVB and Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs as disclosed in the CD&A, the accompanying compensation tables and the related narrative disclosure.

The proxy will be voted “FOR” the approval of executive compensation, unless otherwise directed.

Proposal No. 3 - Ratification of Independent Registered Accounting Firm

The firm of Dixon Hughes Goodman LLP examined and audited the financial statements and internal controls over financial reporting of MVB for 2021 and 2020.

The following fees were billed by Dixon Hughes Goodman LLP as indicated:

	2021	2020
Audit fees [1]	$559,627	$323,541
Audit-related fees [2]	35,648	31,700
Tax fees [3]	238,154	172,689
All other fees [4]	21,640	750
Total fees	$855,069	$528,680

1 “Audit Fees” are fees billed by Dixon Hughes Goodman LLP for professional services rendered for the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

2 “Audit-Related Fees” are fees billed by Dixon Hughes Goodman LLP for assurance and related professional services that are reasonably related to the performance of the audit or review of Company financial statements and are not reported under “Audit Fees.”

3 “Tax Fees” are fees billed by Dixon Hughes Goodman LLP for professional services rendered in connection with tax compliance, tax advice and tax planning.

MVB Financial Corp. 2022 Proxy Statement

4 “All Other Fees” are fees billed by Dixon Hughes Goodman LLP for services provided in relation to the filing of registration statements with the SEC and any other products and services provided by Dixon Hughes Goodman LLP, other than those services described above.

The Audit Committee has considered whether Dixon Hughes Goodman LLP has maintained its independence during the fiscal year ended 2021. The Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services to be provided to MVB by the independent accountants, except for cumulative expenditures not to exceed $5,000. Further, the pre-approval policies may be waived, with respect to the provision of any non-audit services, consistent with the exceptions for federal securities laws. The Audit Committee did not waive the pre-approval requirement of any other services during 2021 or 2020.

The Audit Committee proposes that Dixon Hughes Goodman LLP will examine and audit the financial statements and internal controls over financial reporting of MVB for 2022. The proxies will vote your proxy “FOR” ratification of the selection of Dixon Hughes Goodman LLP, unless otherwise directed. Representatives of Dixon Hughes Goodman LLP are expected to attend the Annual Meeting via webcast, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Dixon Hughes Goodman LLP to serve as independent registered accounting firm for the fiscal year ending 2022.

Proposal No. 4 - Approval of the MVB Financial Corp. 2022 Stock Incentive Plan

On April 4, 2022, our Board adopted the MVB Financial Corp. 2022 Stock Incentive Plan (the “2022 Plan”), which we are seeking approval for at the Annual Meeting. We are submitting the 2022 Plan to our shareholders at this time to replace the MVB Financial Corp. 2013 Stock Incentive Plan (the “2013 Plan”). If the 2022 Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under the 2013 Plan until the issuance of all authorized shares under the 2013 Plan. The purpose of the 2022 Plan is to enhance shareholder value by attracting and retaining well qualified directors and executive, managerial and other team members, motivating participating directors and team members by means of appropriate incentives, to achieve long-range goals; and connecting a participant's interests with those of MVB’s other shareholders through compensation based on MVB’s common stock thereby promoting the long-term financial interest of MVB, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

The following is a summary of certain principal features of the 2022 Plan. This summary is qualified in its entirety by reference to the complete text of the 2022 Plan. Shareholders are urged to read the actual text of the 2022 Plan in its entirety which is set forth as Appendix A to this proxy statement.

Description of the Plan
The 2022 Plan provides for 975,000 shares available for grant which includes the number of shares reserved for issuance under the 2013 Plan that remained available for grant thereunder as of the date of Board approval of the 2022 Plan and adopts certain best practices, as further described below. Equity compensation is an important component of our incentive programs, and the 2022 Plan will enable MVB to continue its pay-for-performance approach to compensation. Our Board believes the share reserve is necessary to assure that a sufficient reserve of common stock is available for issuance to make competitive grants to employee. We rely significantly on equity incentives in order to attract, incentivize, and retain employees and directors, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for talent. If the 2022 Plan is approved by our shareholders, the effective date of the 2022 Plan will be May 17, 2022, the date of our Annual Meeting. The 2022 Plan will serve as the successor to the 2013 Plan. Outstanding awards granted under the 2013 Plan will continue to be governed by the terms of the 2013 Plan but no awards may be made under the 2013 Plan after the effective date of the 2022 Plan.
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As of March 28, 2022, the total number of shares available under the 2013 Plan is 1,711,336. This amount consists of 1,060,626 shares reserved for outstanding options, 238,098 shares reserved for restricted stock units outstanding and 412,612 shares currently available for future issuance under the 2013 Plan. The shares currently available for future issuance under the 2013 Plan are not sufficient to meet our anticipated growth and retention needs for the next year, which provides limited availability and flexibility for our equity usage as part of broad-based equity program.

On a fully diluted basis, the total number of shares currently available for issuance under the 2013 Stock Incentive Plan and shares underlying outstanding awards represent an overhang of approximately 12.4% as of March 28, 2022. If the 2022 Plan is approved, the additional 562,388 shares would increase the overhang to 15.8%. We calculate overhang as the total of (a) shares available for future grants under the 2013 Stock Plan plus (b) shares underlying any outstanding awards divided by (c) the total number of shares outstanding plus shares available for issuance under the 2013 Plan plus shares underlying any outstanding awards.

Our three-year average unadjusted burn rate is approximately 1.6%. The Board anticipates that the number of shares authorized under the 2022 Plan will be sufficient to provide projected equity incentives to our employees and directors for approximately three years, assuming our historical rate of issuing equity awards, but may vary based on changes in participation and stock price. Our “burn rate” and “overhang,” were taken into consideration and we believe that our historical share usage has been reasonable and in the best interests of our shareholders.

Best Practices
The 2022 Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices, including:
a.Independent Oversight. The 2022 Plan will be administered by the Compensation Committee, which is comprised of independent members of our Board.

a.Annual Limit on Awards to Directors. The 2022 Plan limits the amount of cash compensation and the value of awards (calculated based on the grant date fair value of such awards) that may be granted as awards to any non-employee director in any one calendar year to $500,000.

a.No Evergreen Feature. The number of authorized shares under the 2022 Plan is fixed at 975,000 shares. The 2022 Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.

a.Conservative Share Reuse Provision. Shares subject to an award under the 2022 Plan will not be available for reuse if such shares are delivered or withheld to satisfy any tax withholding obligation, in payment of the exercise price of a stock option or, if such shares are subject to a stock appreciation right such shares that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof.

a.No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights must have an exercise price equal to or greater than fair market value of our common stock on the date of grant.

a.No Re-Pricing of Stock Options or Stock Appreciation Rights. Re-pricing stock options and stock appreciation rights is prohibited without stockholder approval, including by exchange for cash or a new or different award type.

a.Dividends and Dividend Equivalents Subject to Vesting. Dividends and dividend equivalent payments on shares subject to outstanding awards may only be distributed upon the vesting of the underlying award.

MVB Financial Corp. 2022 Proxy Statement

a.Double-Trigger on Change in Control. The 2022 Plan includes a double-trigger provision for the vesting of awards upon a change in control in the event a participant’s employment is terminated by the Company without cause within the 24-month period following a change in control of the Company; however, if awards are not assumed by the acquirer or successor in connection with such change of control, outstanding time-based awards under 2022 Plan will be fully vested and outstanding performance-based awards will be paid at pro-rata target.

a.Clawback Policy. All awards under the 2022 Plan will be subject to any applicable law respecting recapture of compensation or the Company’s adopted clawback policy, as may be in effect from time to time.

Shares Available for Awards
Under the 2022 Plan, the total number of shares of our common stock reserved under the 2022 Plan will be equal to 975,000 shares (which number of shares includes 412,612 shares reserved for issuance under the 2013 Plan that remain available for grant thereunder as of the date the Board approved the 2022 Plan) plus the number of shares underlying any awards under the 2013 Plan that are forfeited, canceled or otherwise terminated (other than by exercise or withheld to pay the associated tax liability upon vesting) on or after the effective date will be added back to the shares available for issuance under the 2022 Plan. The maximum number of shares that may be delivered under the 2022 Plan as a result of the exercise of incentive stock options (“ISOs”) is 975,000 shares, subject to certain adjustments.

If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of such shares, is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2022 Plan. Shares subject to an award under the 2022 Plan may not again be made available for issuance under the 2022 Plan if such shares are: (i) tendered by a participant or withheld by the Company in payment of the exercise price of an option; (ii) tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award; or (iii) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof.

The aggregate value of all compensation granted or paid, to any member of the Board who is not an employee with respect to any period commencing on the date of the Company’s annual meeting of shareholders for a particular year and ending on the day immediately prior to the date of the Company’s annual meeting of shareholders for the next subsequent year, including awards granted and cash fees paid by the Company to such director, will not exceed $500,000 in total value calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

The Compensation Committee shall adjust the terms of any outstanding awards (including the number of shares covered by outstanding awards and the exercise price or price per share covered by outstanding awards) and the number of shares issuable under the 2022 Plan for any increase or decrease in the number of shares of common stock outstanding resulting from a stock split, reverse stock split, stock dividend, recapitalization, merger, combination or reclassification of the common stock or similar transaction, or other events affecting the Company’s capitalization.

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Eligibility
The persons eligible to receive awards under the 2022 Plan are the employees and directors who provide services to the Company or any subsidiary. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible to receive any incentive stock options that are intended to comply with the requirements of Section 422 of the Code. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the 2022 Plan. As with most companies in our industry, the number of employees engaged by the Company (including its subsidiaries and affiliates) varies over time. If the 2022 Plan is approved by shareholders at the Annual Meeting, approximately [40] employees, [4] named executive officers and [8] non-employee directors would be eligible to participate in the 2022 Plan.

The basis for participation in the 2022 Plan is the decision of the Compensation Committee, in its discretion, that an award to an eligible participant will support the 2022 Plan’s previously stated purposes of enhancing shareholder value by attracting and retaining well qualified directors and executive, managerial and other team members, motivating participating directors and team members by means of appropriate incentives, to achieve long-range goals; and connecting a participant's interests with those of MVB’s other shareholders through compensation based on MVB’s common stock thereby promoting the long-term financial interest of MVB, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

Administration
The 2022 Plan is to be administered by the Compensation Committee of our Board. Subject to the terms of the 2022 Plan, the Compensation Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant) and the rules and regulations for the administration of the 2022 Plan, construe and interpret the 2022 Plan and award agreements, correct defects, supply information inadvertently omitted or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the 2022 Plan. Decisions of the Compensation Committee are final, conclusive and binding on all persons or entities, including the Company, any subsidiary or any participant or beneficiary, or any transferee under the 2022 Plan or any other person claiming rights from or through any of the foregoing persons or entities.

Stock Options and Stock Appreciation Rights
The Compensation Committee is authorized to grant (i) stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and (ii) stock appreciation rights, entitling the participant to receive the amount by which the fair market value of a share of common stock underlying the award on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee but may not be less than 100% of the fair market value of a share of common stock on the date the option or stock appreciation right is granted. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of the Company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date the ISO is granted and no ISO granted to a 10% owner may have a term exceeding five years.

MVB Financial Corp. 2022 Proxy Statement

Restricted Stock and Restricted Stock Units
The Compensation Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of shares of common stock which is subject to risk of forfeiture and such other restrictions as the Compensation Committee may impose, including time or performance goals or both. A participant granted restricted stock generally has all of the rights of a shareholder of the Company (including voting and dividend rights). An award of restricted stock units confers upon a participant the right to receive shares or cash equal to the fair market value of the specified number of shares covered by the restricted stock units at the end of a specified period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose. Prior to settlement, an award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Compensation Committee may grant an award of common stock under the 2022 Plan to selected employees or members of the Board for such reasons and in such amounts as the Compensation Committee, in its sole discretion, may determine. The consideration to be paid by an employee for any such merit award, if any, shall be fixed by the Compensation Committee from time to time.

Performance Criteria
The Compensation Committee may grant awards under the 2022 Plan subject to the attainment of certain specified performance goals. The performance criteria which shall be applicable to the organizational level specified by the Compensation Committee that will be used to establish performance goals include but shall not be limited to the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of common stock, sales or market shares and number of customers, net charge offs, nonperforming assets, deposit growth, assets, noninterest bearing deposits, book value, net interest margin and efficiency ratio, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee may appropriately adjust any evaluation performance under a performance criterion to exclude any of the following events that occurs during a performance cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non- recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to shareholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.

Nontransferability
Unless otherwise determined by the Compensation Committee, in certain circumstances, no award (including, without limitation, options) granted pursuant to, and no right to payment under, the 2022 Plan shall be assignable or transferable by an award holder except by will or by the laws of descent and distribution, and any option or similar right shall be exercisable during the holder’s lifetime only by the award holder or by the holder’s legal representative.

Amendment and Termination
Our Board may amend or terminate the 2022 Plan provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of common stock that may be issued under the 2022 Plan or (ii) the amendment changes the class of individuals eligible to become participants, provided, however that any modification that may result from adjustments authorized by the 2022 Plan shall not require such approval. No suspension, termination, modification or amendment of the 2022 Plan may terminate a participant's existing award or materially and adversely affect a participant's rights under such award
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without the participant's consent.

The Compensation Committee may amend, modify or terminate any outstanding award, including by substituting another award of the same or a different type, changing the exercise or settlement date, and converting an ISO into a non-qualified stock option. The participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the award. In addition, the Compensation Committee shall not, without the approval of the shareholders of the Company, have the authority to (a) amend any outstanding option or stock appreciation right to reduce its exercise price per share, or (b) cancel any option or stock appreciation right in exchange for cash or another award.

The 2022 Plan shall have a 10-year term and remain in effect until termination by the Board; provided, however, that no ISO may be granted under the 2022 Plan after April 4, 2032. Notwithstanding any termination of the 2022 Plan, the terms of the 2022 Plan will continue to govern until all then outstanding awards granted thereunder have been satisfied or terminated pursuant to the terms of the 2022 Plan, and all restricted periods and performance periods have lapsed.

Federal Income Tax Consequences of Awards
The following description of the tax consequences of awards under the 2022 Plan is based on Federal income tax laws currently in effect and does not purport to be a complete description of the Federal income tax consequences, nor does it address foreign, state, or local tax consequences. Tax laws governing awards are complex and subject to frequent changes, and award recipients are strongly encouraged to consult with a tax advisor regarding the taxation of awards granted under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

•Non-qualified Stock Options
An optionee generally is not taxed upon the grant of a non-qualified stock option granted under the 2022 Plan. On exercise of a non-qualified stock option granted under the 2022 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise of the option over the exercise price. If the optionee is an employee of the Company or a subsidiary, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date. The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee.

•Incentive Stock Options
Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the ISO was granted and at least one year from the date the ISO was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

MVB Financial Corp. 2022 Proxy Statement

For purposes of the alternative minimum tax, the amount by which the fair market value of a share acquired by the exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

The Company is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company generally is allowed a deduction in an amount equal to the ordinary income includable in income by the optionee.

Stock Appreciation Rights
Generally, the recipient of a stock appreciation right will not recognize any taxable income at the time the stock appreciation right is granted. If the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares, the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the day they are received over any amounts paid by the recipient for the shares. In general, there will be no Federal income tax deduction allowed to the Company upon the grant or termination of stock appreciation rights. Upon the exercise of a stock appreciation right, however, the Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise.

Merit Awards
Generally, the recipient of a merit award will recognize ordinary compensation income at the time the shares are received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If, however, the shares are not vested and subject to forfeiture when they are received, the recipient generally will not recognize income until the shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the shares on the date they become vested over any amount paid by the recipient in exchange for the shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the shares, to recognize ordinary compensation income, as of the date the recipient receives the shares, equal to the excess, if any, of the fair market value of the shares on the date of grant over any amount paid by the recipient in exchange for the shares.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares will be the amount paid for the shares plus any ordinary income recognized either when the shares are received or when the shares become vested. Upon the disposition of any shares received as a merit award, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income. The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient.

Dividend Equivalents
Generally, the recipient of a dividend equivalent award will recognize ordinary income at the time the dividend equivalent award is received equal to the fair market value of the amount received. The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award.

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Section 409A of the Code
The 2022 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2022 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.

Market Value
As of March 28, 2022, the per share closing sale price of the Company’s common stock on Nasdaq was $41.59.

New Plan Benefits
Because the grant of awards under the 2022 Plan is within the discretion of the Compensation Committee, and possibly subject to various performance factors which cannot, as yet, be determined, we cannot determine the dollar value or number of awards that will in the future be received by or allocated to any participant in the 2022 Plan; however, it is anticipated that our executive officers, directors and other selected employees will receive awards under the 2022 Plan. No individual awards have been granted to any employee or director under the 2022 Plan that are contingent on the approval of the Company’s shareholders. For information on recent awards under the 2013 Plan, see the compensation tables for our named executive officers beginning on page [47] and the discussion of director compensation beginning on page [28].

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the total number of shares available for issuance under the Company’s equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	822,063	$14.52	412,853
Equity compensation plans not approved by security holders	—	$0.00	—
Total equity compensation plans	822,063	$14.52	412,853

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of this proposal.

MVB Financial Corp. 2022 Proxy Statement

Other Information

This section includes the Audit Committee Report, information about stock ownership, and other general information.

Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with MVB’s management and Dixon Hughes Goodman LLP. The Audit Committee has also discussed with Dixon Hughes Goodman LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the PCAOB regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence, and has discussed with Dixon Hughes Goodman LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in MVB’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Members of the Audit Committee,
Cheryl D. Spielman (Chair), John W. Ebert, Gary A. LeDonne, and J. Christopher Pallotta

Security Ownership of Certain Beneficial Owners, Management, and Directors

The table below sets forth information with respect to those persons (other than the officers/directors listed below) known to the Company to have owned beneficially 5% or more of the outstanding shares of common stock as of December 31, 2021. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Exchange Act.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class[1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	636,918	5.27%
TimesSquare Capital Management, LLC 7 Times Square, 42nd Floor New York, NY 10036	1,019,377	8.43%
1 Based on 12,086,950 shares of Common Stock outstanding as of December 31, 2021.
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As of March 1, 2022, ownership by directors, nominees and NEOs of MVB was:

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned [1,2]	Percent of Class [3,4]
David B. Alvarez[5]	317,821	2.63%
W. Marston Becker	36,049	0.30%
John W. Ebert	96,228	0.80%
Daniel W. Holt	3,587	0.03%
Gary A. LeDonne	59,619	0.49%
Larry F. Mazza [6]	807,602	6.54%
Dr. Kelly R. Nelson	81,822	0.68%
J. Christopher Pallotta	146,878	1.21%
Anna J. Sainsbury	15	—%
Lindsay A. Slader	0	—%
Cheryl D. Spielman	16,910	0.14%
Donald T. Robinson[7]	252,036	2.05%
John T. Schirripa	141,743	1.16%
Craig B. Greathouse	27,726	—%
John C. Marion	2,000	—%
All directors, nominees and executive officers as a group	1,990,036	15.63%

1 Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes shares held by adults and immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

2 Includes common shares outstanding and 2,000 stock option shares that became exercisable February 1, 2015; 1,000 stock option shares that became exercisable January 21, 2016; and 1,000 stock option shares that became exercisable February 3, 2017 for Directors Alvarez, Ebert, and Nelson; 1,000 stock option shares that became exercisable March 21, 2018 and 800 stock option shares that became exercisable February 21, 2019 for Directors Alvarez, Ebert, LeDonne, and Nelson. Also includes 259,583, 217,000, 119,000, 20,238, and 2,000 shares which may be acquired by Messers. Mazza, Robinson, Schirripa, Greathouse, and Marion, respectively within 60 days through the exercise of options. This total does not include options that have been granted but not exercisable within 60 days.

3 Based on 12,096,324 common shares outstanding as of March 1, 2022.

4 (-) indicates percentage ownership <1%.

5 Includes 117,839 common shares that were, as of March 1, 2022, pledged as security for a line of credit advanced by a third party lender for Mr. Alvarez’s business.

6 Includes 339,566 common shares that were, as of March 1, 2022, pledged as security for loan proceeds advanced by a third party lender to facilitate Mr. Mazza’s purchase of Company stock options.

7 Includes 15,513 common shares that were, as of March 1, 2022, pledged as security for loan proceeds advanced by a third party lender to facilitate Mr. Robinson’s purchase of Company stock options.
MVB Financial Corp. 2022 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MVB’s directors and executive officers, and persons who own more than ten percent of a registered class of MVB equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MVB. Officers, directors, and shareholders owning more than ten percent are required by SEC regulation to furnish MVB with copies of all Section 16(a) forms which they file.

To MVB’s knowledge, based solely upon review of the copies of such reports furnished to MVB and written representations that no other reports were required, during the fiscal year ended 2021, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with, except for a Form 4 filed on May 18, 2021 for Director Pallotta for a transaction which settled on May 11, 2021. He was not notified by his broker about the transaction until May 18, 2021. The Form 4 was filed immediately upon receipt of the notification.

General Information

2022 Annual Meeting of Shareholders

via Live Webcast            May 17, 2022
9:00 a.m. EDT

The Record Date for the Annual Meeting is March 28 ,2022. Only shareholders of record as of the close of business on this date are entitled to vote at the Annual Meeting.

You are invited to vote on the proposals described in this Proxy Statement because you were an MVB shareholder on the Record Date, March 28, 2022.

MVB is furnishing this Proxy Statement in connection with the solicitation by its Board of proxies to vote at the Annual Meeting, including any postponements or adjournments, and as such, will bear the cost of preparing this Proxy Statement and the affiliated proxy materials and other instruments. MVB’s directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and the proxy materials will be distributed to MVB shareholders through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Attending the Annual Meeting

We are pleased to welcome shareholders to our live webcast for the 2022 Annual Meeting. Only shareholders as of the Record Date who have a valid control number will be permitted to vote at the meeting.

Your proxy materials will include a unique control number to be used at www.investorvote.com/MVBF to vote your shares and register to attend the meeting. If you have any questions about www.investorvote.com/MVBF or your control number, please contact the bank, broker, or other organization that holds your shares. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

Even if you receive a valid confirmation of registration and plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described beginning on page 5 to ensure that your vote will be represented at the Annual Meeting.

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Proxy Materials

These materials were first sent or made available to shareholders on April 7, 2022, and include:

•The Notice of 2022 Annual Meeting of Shareholders

•This Proxy Statement for the Annual Meeting

If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

Proxy Materials are Available on the Internet

MVB uses the internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders with instructions on how to access the proxy materials online or request a printed copy of the materials.

Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce MVB’s printing and mailing costs.

MVB’s proxy materials are also available at ir.mvbbanking.com.

Annual Report

MVB’s Annual Report to Shareholders for fiscal year 2021 is being made available electronically at www.investorview.com/MVBF to shareholders as of the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

Upon written request by any shareholder to Lisa J. McCormick, Corporate Secretary, MVB Financial Corp., 301 Virginia Avenue, Fairmont, West Virginia 26554, a copy of MVB's 2021 Annual Report on Form 10-K will be provided without charge. You may also find a copy of MVB’s Form 10-K on the SEC’s website: http://www.sec.gov and MVB’s 2022 Annual Meeting website: www.investorview.com/MVBF.

MVB’s Fiscal Year

MVB’s fiscal year is the 52-week or 53-week period that ends on the last day of December. MVB’s 2021 fiscal year ended on December 31, 2021. Information presented in this Proxy Statement is based on MVB’s fiscal calendar.

Quorum for the Annual Meeting

A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy constitutes a quorum. Your shares will be counted for purposes of determining if there is a quorum if:

•You are entitled to vote and you are present in person at the Annual Meeting; or

•You are entitled to vote and you have properly voted by proxy online, by phone, or by submitting a proxy card or voting instruction form by mail.

Broker non-votes, abstentions and votes withheld are counted for purposes of determining whether a quorum is present. A broker non-vote occurs when a broker, bank or other shareholder of record, in nominee name or otherwise, exercising fiduciary powers, submits a proxy for the Annual Meeting but
MVB Financial Corp. 2022 Proxy Statement

does not vote on a particular proposal because that broker or holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.

Voting

Each share of MVB’s common stock has one vote on each matter. Cumulative voting in the election of directors is permitted by West Virginia statutory provisions. Only “shareholders of record” as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 12,141,324 shares of MVB’s common stock outstanding, held by 912 shareholders of record. In addition to shareholders of record of MVB’s common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

Shareholders of Record
If your shares are registered directly in your name with MVB’s transfer agent, Computershare, you are the shareholder of record with respect to those shares.

Beneficial Owners of Shares Held in Street Name
If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

Voting Procedures

There are four ways to vote:

•Online. You may vote by proxy by visiting www.investorvote.com/MVBF and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

•During the Meeting. Shares held in your name as the shareholder of record on the record date may be voted during the virtual meeting by following the instructions posted at www.investorvote.com/MVBF. Shares for which you are the beneficial owner but not the shareholder of record may be voted during the virtual meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Virtual Annual Meeting via webcast, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend. The vote you cast virtually will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Even if you receive a valid confirmation of registration and plan on attending the Annual Meeting in
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person, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

Changing your Vote

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.

•Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.

•Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.

•Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted.
Uninstructed Shares

Shareholders of Record
If you are a shareholder of record and you:

•Indicate when voting online or by phone that you wish to vote as recommended by the Board; or

•Sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Lisa McCormick, Marcie Lipscomb and/or Bruce Vest, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name
If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.

Routine and Non-Routine Proposals

The following proposal is considered a routine matter:

•The ratification of the appointment of Dixon Hughes Goodman as MVB’s independent registered public accounting firm for 2022 (Proposal No. 3).
A broker or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 3.

The following proposals are considered non-routine matters:

•Election of directors (Proposal No. 1);

•Advisory vote to approve executive compensation (Proposal No. 2); and

•Approval of the MVB Financial Corp. Stock 2022 Stock Incentive Plan (Proposal No. 4)

MVB Financial Corp. 2022 Proxy Statement

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposal No. 1, Proposal No. 2 and Proposal No. 4.

Vote Required to Approve a Proposal

A plurality of the votes cast is required for the election of directors. Therefore, votes withheld and broker non-votes will not affect the outcome of the election of directors. With respect to Proposal No. 1 (election of director, shareholders cast one vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, electronically in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to multiply the number of votes they are entitled to case by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Approval of Proposals No. 2, No. 3 and No. 4 requires, in each case, that the number of votes cast favoring the proposal exceed the votes cast opposing the proposal.

In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Confidentiality of Votes

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. MVB will not disclose the proxy instructions or ballots of individual shareholders, except:

•To allow for the tabulation and certification of votes;

•To facilitate a successful proxy solicitation;

•To assert claims for MVB;

•To defend claims against MVB; and

•As necessary to meet applicable legal requirements.

If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to MVB’s management and the Board to review your comments.

Tabulation and Reporting of Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. MVB will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Voting of Proxies

If any of the nominees for election as directors should be unable to serve as directors by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the Board unless the Board adopts a resolution pursuant to the Bylaws reducing the number of directors.

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The Board is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

Legal Actions

From time to time in the ordinary course of business, the Company and its subsidiaries are subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Litigation, in general, and intellectual property and securities litigation, in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings cannot be predicted with any certainty and in the case of more complex legal proceedings, the results are difficult to predict at all. The Company is not aware of any asserted or unasserted legal proceedings or claims that the Company believes would have a material adverse effect on the Company’s financial condition or results of the Company’s operations.

Matters for Consideration at the 2023 Annual Meeting of Shareholders for Inclusion in the Proxy Materials

For a shareholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2023 Annual Meeting of Shareholders, the proposal must be received at the Company’s principal executive offices by December 6, 2022, as prescribed by rules under the Exchange Act and the notice provisions in the Company’s Bylaws.

Matters for Consideration at the 2023 Annual Meeting of Shareholders, but not Included in the Proxy Materials

With respect to shareholder proposals not wishing to be included in our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. However, in the event that the date of the Annual Meeting is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For a shareholder proposal to be properly brought before the 2023 Annual Meeting of Shareholders, the proposal must be received at the Company’s principal executive offices between January 17, 2023 and before February 16, 2023, as prescribed by rules under the Exchange Act and the notice provisions in the Company’s Bylaws.

MVB Financial Corp.
301 Virginia Avenue
Fairmont, WV 26554
Phone: (304) 363-4800

Dated: April 7, 2022

MVB Financial Corp. 2022 Proxy Statement

APPENDIX A

MVB FINANCIAL CORP.
2022 STOCK INCENTIVE PLAN
SECTION 1
Statement of Purpose
1.1    The MVB Financial Corp. 2022 Stock Incentive Plan, (the "Plan") has been established by MVB Financial Corp. (the "Company") to become effective at the Effective Time as defined herein to enhance shareholder value by:

(a)Attracting and retaining well qualified directors and executive, managerial and other employees.

(b)Motivating participating directors and employees, by means of appropriate incentives, to achieve long-range goals.

(c)Connecting a Participant's interests with those of the Company's other stockholders through compensation based on the Company's capital stock thereby promoting the long-term financial interest of the Company, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

SECTION 2
Definitions
2.1    Unless the context indicates otherwise, the following terms shall have the meaning set forth below opposite each respective term:

(a)Acquiring Corporation. The term "Acquiring Corporation" means the surviving, continuing successor or purchasing corporation in an acquisition or merger with the Company in which the Company is not the surviving corporation.

(b)Award. The term "Award" means any award granted to any Participant under the Plan, including, without limitation, the grant of Options or Stock Appreciation Rights granted under Section 6, Restricted Stock Awards granted under Section 7, Restricted Stock Units granted under Section 8, and Merit Awards of Stock granted under Section 9. Any Award may also be designated as a Performance-Based Award by the Committee as set forth in Section 19.

(c)Award Agreement. The term “Award Agreement” means any agreement, certificate, or document, which may be in electronic format, evidencing the terms and conditions of an Award.

(d)Board. The term "Board" means the Board of Directors of the Company acting as such but shall not include the Committee or other committees of the Board acting on behalf of the Board.

(e)Cause. The term "Cause" means (a) the continued failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), or (b) the engaging by the Participant in conduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise.

(f)Change in Control. The term "Change in Control" means the occurrence of (1) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; or (2) any sale, lease, exchange or other transfer (in one or aeries of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (3) the sale or exchange, whether in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% of the voting stock of the Company, such that the stockholders do not, whether directly or indirectly, have beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company.

Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would be payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Similar rules shall apply to the extent any Change in Control would extend or modify Section 409A Deferred Compensation or would accelerate or defer vesting of Section 409A Deferred Compensation and such change would constitute an impermissible acceleration or deferral of compensation within the meaning of Section 409A.

(g)Code. The term "Code" means the Internal Revenue Code of 1986, as amended and any regulations thereunder. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(h)Committee. The term "Committee" means the committee of the Board comprised of members of the Board who qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and as “independent directors” for purposes of the rules and regulations of NASDAQ.

(i)Company. The term "Company" means MVB Financial Corp., a West Virginia corporation.

(j)Date of Termination. A Participant's "Date of Termination" means the date on which his or her employment with all Employers and Related Companies terminates for any reason; provided that for purposes of this Plan only, a Participant's employment shall not be deemed to be terminated by reason of a transfer of the Participant between the Company and a Related Company (included Employers) or between two Related Companies (including Employers); and further provided that a Participant's employment shall not be considered terminated by reason of the Participant's leave of absence from an Employer or a Related Company that is approved in advance by the Participant's Employer.

(k)Disability or Disabled. Except as otherwise provided by the Committee, a Participant shall be considered to have a "Disability" or be “Disabled” if either:

(i)the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii)the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

(l)Effective Date. The term "Effective Date" means the date on which the shareholders of the Company approve the Plan.

(m)Employee. The term "Employee" means a person with an employment relationship with an Employer.

(n)Employer. The term "Employer" means the Company and any Subsidiary which, with the consent of Company, participates in the Plan for the benefit of its eligible Employees are referred to collectively as the "Employers" and individually as an "Employer".

(o)Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, including all rules and regulations promulgated thereunder.

(p)Exercise Price. The term "Exercise Price" means, with respect to each share of Stock subject to an Option or Stock Appreciation Right, the price fixed by the Committee at which such share may be purchased from the Company pursuant to the exercise of such Option or Stock Appreciation Right, which price at no time may be less than 100% of the Fair Market Value (or in the case of a Ten Percent Stockholder who is granted an Incentive Stock Option, less than 110% of the Fair Market Value) of the Stock on the date the Option or Stock Appreciation Right is granted.

(q)Fair Market Value. The term "Fair Market Value" with respect to each share of Stock means if the Stock is listed on any established stock exchange or a national market system, including without limitation, NASDAQ, the Fair Market Value shall be the closing price of a share of Stock (or if no sales were reported the closing price on the trading date immediately preceding such date) as quoted on such exchange or system on the day of determination. In the absence of an established market for the Stock, the Fair Market Value shall mean, the value as determined in good faith by the Committee, which determination shall be deemed to be conclusive and binding on all persons.

(r)Immediate Family. With respect to a Participant, the term "Immediate Family" means, whether through consanguinity or adoptive relationships, the Participant's spouse, children, stepchildren, siblings and grandchildren.

(s)Incentive Stock Option. The term "Incentive Stock Option" means an Option granted under the Plan that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

(t)Merit Award. The term "Merit Award" means any Merit Award granted under Section 9 of the Plan.

(u)NASDAQ. The term “NASDAQ” means the Nasdaq Stock Market stock exchange.

(v)Non-Qualified Stock Option. The term "Non-qualified Stock Option" means any Option granted under the Plan that is not an Incentive Stock Option.

(w)Option. The term "Option" means any Incentive Stock Option or Non-Qualified Stock Option granted under the Plan.

(x)Participant. The term "Participant" means a member of the Board of Directors of the Company or any subsidiary or an Employee who has been granted an Award under the Plan.

(y)Performance Criteria. The term “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an Award for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals include but shall not be limited to the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, net charge offs, nonperforming assets, deposit growth, assets, noninterest bearing deposits, book value, net interest margin and efficiency ratio. any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non- recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.

(z)Performance Cycle. The term “Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of an Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

(aa)Performance Goals. The term “Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

(bb) Plan. The term "Plan" means the MVB Financial Corp. 2022 Stock Incentive Plan as the same may be from time to time amended or revised.

(cc) Qualified Retirement Plan. The term "Qualified Retirement Plan" means any plan of an Employer or a Related Company that is intended to be qualified under Section 401(a) of the Code.

(dd) Related Companies. The term "Related Companies" means any Significant Stockholder and any companies controlled by such Significant Stockholder; Subsidiaries; and any other company during any period in which it is a Subsidiary or a division of the Company, including any entity acquired by, or merged with or into, the Company or a Subsidiary.

(ee) Restricted Stock Award. The term Restricted Stock Award” means an Award granted to a Participant under Section 7 of the Plan.

(ff) Restricted Stock Unit. The term “Restricted Stock Unit” means an Award granted to a Participant under Section 8 of the Plan.

(gg) Restriction Period. The term “Restriction Period” means the period when a Restricted Stock Award or Restricted Stock Unit is subject to forfeiture based upon continued employment over a period of time, the achievement of Performance Criteria, the occurrence of other events and/or the satisfaction of nondisclosure and protection of business provisions as determined by the Committee, in its discretion.

(hh) Retirement. The term "Retirement" of a Participant means the occurrence of a Participant's Date of Termination under circumstances that constitute such Participant's retirement at normal or early retirement age under the terms of the Qualified Retirement Plan of Participant's Employer that is extended to the Participant immediately prior to the Participant's Date of Termination or, if no such plan is extended to the Participant on his or her Date of Termination, under the terms of any applicable retirement policy of the Participant's Employer.

(ii) Section 409A. The term “Section 409A” means Section 409A of the Code.

(jj) Section 409A Deferred Compensation. The term “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

(kk) Significant Stockholder. The term "Significant Stockholder" means any shareholder of the Company who, immediately prior to the Effective Date, owned more than 5% of the capital stock of the Company.

(ll) Stock. The term "Stock" means the shares of common stock of the Company, $1.00 par value per share.

(mm) Stock Appreciation Right. The term “Stock Appreciation Right” means a right granted under Section 6 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the right is exercised over the Exercise Price set forth in the applicable Award Agreement.

(nn) Subsidiary. The term "Subsidiary" means any current or future subsidiary corporation of the Company within the meaning of the Code Section 424(f).

(oo) Ten Percent Stockholder. The term “Ten Percent Stockholder” means any recipient of an Award pursuant to this Plan who, at the time of such Award owns, directly or indirectly, by virtue of the ownership attribution provisions of Section 424(d) of the Code more than 10 percent of the total combined voting power of all classes of the capital stock of the Company.

(pp) Tax Date. The term "Tax Date" means the date a withholding tax obligation arises with respect to an Award.

SECTION 3
Eligibility

3.1    Subject to the discretion of the Committee and the terms and conditions of the Plan, the Committee shall determine and designate from time to time, the members of the Board of Directors of the Company or a Subsidiary and Employees who will be granted one or more Awards under the Plan. Incentive Stock Options may only be granted to Employees of the Company or a Subsidiary.

SECTION 4
Operation and Administration

4.1    The Plan shall have a 10-year term and remain in effect until termination by the Board; provided, however, that no Incentive Stock Option may be granted under the Plan after April 4, 2032.

4.2    The Plan shall be administered by the Committee. Plenary authority to manage and control the operation and administration of the Plan shall be vested in the Committee, which authority shall include, but shall not be limited to:
(a)Subject to the provisions of the Plan, the authority and discretion to select persons to receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares covered by the Awards, and to establish the terms and conditions, and other provisions of such Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective Employee, his or her present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

(b)The authority and discretion to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to make all other determinations that it deems necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award, in each case, in the manner and to the extent the Committee deems necessary or advisable to carry it into effect.

4.3    Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final, conclusive and binding on all persons. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee.

4.4    The Committee may only act at a meeting by unanimity if comprised of two members, and otherwise by a majority of its members. Any action of the Committee may be taken without a meeting by the unanimous written consent of its members. In addition, the Committee may authorize one or more of its members or any officer of an Employer to execute and deliver documents and perform other administrative acts pursuant to the Plan.

4.5    No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or gross misconduct. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers against any and all liabilities, losses, costs, and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against, the Committee or its members or authorized delegates by reason of the performance of any action pursuant to the Plan if the Committee or its members or authorized delegates did not act in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance policy, contract with the indemnitee or the Company's Articles of Incorporation or By-laws.

SECTION 5
Shares Available Under the Plan

5.1    The shares of Stock with respect to which Awards may be made under the Plan shall be shares of currently authorized but unissued or treasury shares acquired by the Company, including shares purchased in the open market or in private transactions. Subject to the provisions of Section 11, the total number of shares of Stock available for grant of Awards, shall not exceed 975,000 shares of Stock (which includes 412,000 shares of Stock reserved for issuance under the MVB Financial Corp 2013 Stock Incentive Plan, as amended, that remain available for grant thereunder as of the date the Board approved the Plan)e plus the number of shares of Stock subject to awards granted under the MVB Financial Corp 2013 Stock Incentive Plan that are outstanding as of the Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code). Except as otherwise provided herein, if any Award shall expire or terminate for any reason without having been exercised in full, the unissued shares of Stock subject thereto (whether or not cash or other consideration is paid in respect of such Award) shall again be available for the purposes of the Plan. In addition, the following shares of Stock shall not be available for future grants of Awards: (i) shares of Stock tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (iii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Notwithstanding the provisions of this Section 5.1, no shares of Stock may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.2    Shares of Stock issued by the Company pursuant to this Plan shall be free of any preemptive rights of stockholders of the Company, whether statutory or otherwise.

5.3     The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a member of the Board who not an Employee with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including Awards granted and cash fees paid by the Company to such director, will not exceed $500,000 in total value calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes.

SECTION 6
Options and Stock Appreciation Rights
6.1    The grant of an Option under this Section 6 entitles the Participant to purchase shares of Stock at an Exercise Price fixed at the time the Option is granted, or at a price determined under a method established at the time the Option is granted, subject to the terms of this Section 6. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, but subject to Sections 10 and 15, shall not be exercisable for at least six months from the date of grant, as determined in the discretion of the Committee. An Incentive Stock Option is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Code. A Non-Qualified Stock Option is an Option that is not intended to be an "incentive stock option" as that term is described in Section 422(b) of the Code. In no event shall Incentive Stock Options for more than 975,000 shares of Stock, in the aggregate, be issued under the Plan.

6.2    The Committee shall designate the persons to whom Options and Stock Appreciation Rights are to be granted under this Section 6 and shall determine the number of shares of Stock to be subject to each such Option or Stock Appreciation Right. To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Related Companies) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options, but only to the extent required by Section 422 of the Code.

6.3    The determination and payment of the Exercise Price of a share of Stock under each Option granted under this Section shall be subject to the following terms of this Subsection 6.3:

(a)The Exercise Price shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; provided, however, that in no event shall the Exercise Price per share be less than the Fair Market Value per share on the date of the grant (or in the case of a grant of an Incentive Stock Option to a Ten Percent Stockholder, less than 110% of the Fair Market Value);

(b)The full Exercise Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, the shares of Stock so purchased shall be delivered to the person entitled thereto; and

(c)The Exercise Price shall be paid:

(i)in cash or by check, payable to the order of the Company;

(ii)unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable upon exercise of an Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price of an Option by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;
(iii)To the extent permitted by the Company delivery (either by actual delivery or attestation) of shares of Stock owned by the Participant valued at their Fair Market Value on the date of delivery;
(iv)To the extent permitted by the Company, through a “net exercise” by surrendering shares of Stock then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(v)To the extent permitted by the Company, any combination of the above payment form.

6.4    Except as otherwise expressly provided in the Plan, the terms and conditions relating to exercise of an Option or Stock Appreciation Right shall be established by the Committee, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of Performance Criteria prior to exercise of the Option or Stock Appreciation Right, or achievement of Stock ownership objectives by the Participant. Options and Stock Appreciation Rights may be exercised in whole or in part during their term if otherwise in accordance with the terms of the Plan, the Award Agreement, and this Section 6; provided, however, that no Option or Stock Appreciation Right may be exercised by a Participant after the expiration date applicable to that Option or Stock Appreciation Right.

6.5    The exercise period of any Option or Stock Appreciation Right shall be determined by the Committee but the term of any Option or Stock Appreciation Right shall not extend more than ten years after the date of grant.

SECTION 7
Restricted Stock Awards

7.1    Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Participant, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Awards may constitute Performance-Based Awards. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, and without limitation, a book-entry registration or issuance of a stock certificate or certificates, and an Award Agreement setting forth the terms of such Restricted Stock Award.

7.2    Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

7.3    Restriction Period. The Committee shall determine the Restriction Period(s) that apply to the shares of Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, restrictions imposed by the Committee shall lapse with respect to the shares of Stock covered by the Restricted Stock Award or portion thereof.

7.4    Restriction on Transfer. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing the Restricted Stock Award to give appropriate notice of such restrictions.

7.5    Stockholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares.Dividends or other distributions with respect to Restricted Stock Award shallbe withheld by the Company and credited to the Participant’s account and shall vest only if and to the extent that the underlying Restricted Stock Award vests, as determined by the Committee. Any dividends or distributions so withheld by the Committee and attributable to any particular share of a Restricted Stock Award shall be subject to the same restrictions on transferability as the shares of the Restricted Stock Award with respect to which they were paid, and, if such shares are forfeited, the Participant shall have no right to such dividends or distributions.

SECTION 8
Restricted Stock Units

8.1    Grant of Restricted Stock Units. Restricted Stock Units may be granted any Participant, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units may constitute Performance-Based Awards. Restricted Stock Units shall be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the date of grant. Restricted Stock Units shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.

8.2    Conditions of Restricted Stock Units. The grant of a Restricted Stock Unit shall be subject to the following:
(a)    Restriction Period. the Committee shall determine the Restriction Period(s) that apply to the shares of Stock covered by each Award of Restricted Stock Units or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse and the Award shall be paid as specified in Section 8.2(c) below.

(b)Restriction on Transfer. Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise.

(c)Form of Payment. Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares as established by the Committee in the Award Agreement, no later than 75 days after the lapse of the Restriction Period unless otherwise required by applicable law.
(d)Stockholder Rights. Participants shall not have any rights as a stockholder of the Company with respect to an Award of Restricted Stock Units.

(e)In the discretion of the Committee the Restricted Stock Units granted may provide a Participant with the right to receive the equivalent value (in cash or shares of Stock) of dividends paid on the shares of Stock to which the Restricted Stock Units relate. Such rights shall be converted to cash or additional shares of Stock, or a combination of cash and shares of Stock, by such formula and at such time and subject to such limitations as may be determined by the Committee and shall be credited to an account for the Participant, settled in cash or shares of Stock and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units to which they relate and subject to other terms and conditions including payment terms as set forth in the Award Agreement.

SECTION 9
Merit Awards
9.1    The Committee may from time to time make an Award of Stock under the Plan to selected Employees or members of the Board of Directors of the Company or any Subsidiary for such reasons and in such amounts as the Committee, in its sole discretion, may determine. The consideration to be paid by an Employee for any such Merit Award, if any, shall be fixed by the Committee from time to time.

SECTION 10
Termination of Employment
10.1    If a Participant's employment is terminated by the Participant's Employer for Cause or if the Participant's employment is terminated by the Participant without the written consent and approval of the Participant's Employer, all of the Participant's unvested Awards shall be immediately forfeited and exercisable Options and Stock Appreciation Rights shall be forfeited after 90 days from the Participant's Date of Termination.

10.2    If a Participant's Date of Termination occurs by reason of death, Disability, or Retirement, all Options and Stock Appreciation Rights outstanding immediately prior to the Participant's Date of Termination shall immediately become exercisable and, except as otherwise provided in an Award Agreement, shall be exercisable until one year from the Participant's Date of Termination and thereafter shall be forfeited if not exercised, and all restrictions on any Awards outstanding immediately prior to the Participant's Date of Termination shall immediately lapse. Options and Stock Appreciation Rights which are or become exercisable at the time of a Participant's death may be exercised by the Participant's designated beneficiary or, in the absence of such designation, by the person to whom the Participant's rights will pass by will or the laws of descent and distribution.

10.3    Options and Stock Appreciation Rights which are or become exercisable by reason of the Participant's employment being terminated by the Participant's Employer for reasons other than Cause or by the Participant with the consent and approval of the Participant's Employer, shall, except as otherwise be provided in an Award Agreement, be exercisable until 120 days from the Participant's Date of Termination and shall thereafter be forfeited if not exercised.

10.4    Except to the extent the Company shall otherwise determine, if, as a result of a sale or other transaction (other than a Change in Control), a Participant's Employer ceases to be a Related Company (and the Participant's Employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant's employment being terminated by the Participant's Employer for a reason other than Cause.

10.5    Notwithstanding the foregoing provisions of this Section 10, the Committee may, with respect to any Awards of a Participant (or portion thereof) that are outstanding immediately prior to the Participant's Date of Termination, determine that a Participant's Date of Termination will not result in forfeiture or other termination of the Award, or may extend the period during which any Options may be exercised, but shall not extend such period beyond the original expiration date set forth in the Award.

SECTION 11
Adjustments to Shares
11.1    If the Company shall effect a reorganization, merger, or consolidation, or similar event or effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, spin- off, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Committee shall appropriately adjust or substitute as it deems appropriate and equitable to prevent dilution or enlargement of the rights of Participants (a) the number of shares of Stock available under the Plan, (b) the number of shares of Stock to be issued as Incentive Stock Options under the Plan, (c) the number of shares of Stock subject to outstanding Awards and (d) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award.

11.2    If the Committee determines that an adjustment in accordance with the provisions of Subsection 11.1 would not be fully consistent with the purposes of the Plan or the purposes of the outstanding Awards under the Plan, the Committee may make such other adjustments, if any, that the Committee reasonably determines are consistent with the purposes of the Plan and/or the affected Awards, including, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards as determined by the Committee.

11.3    To the extent that any reorganization, merger, consolidation, or similar event or any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, spin-off, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock hereunder is also accompanied by or related to a Change in Control, the adjustment hereunder shall be made prior to the acceleration contemplated by Section 15.

SECTION 12
Transferability and Deferral of Awards
12.1    Awards under the Plan are not transferable except by will or by the laws of descent and distribution. To the extent that a Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Committee may, subject to any restrictions under applicable laws, permit Awards under the Plan (other than an Incentive Stock Option) to be transferred by a Participant for no consideration to or for the benefit of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of a Participant's Immediate Family or to a Partnership comprised solely of members of the Participant's Immediate Family), subject to such limits as the Committee may establish, provided the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer.

12.2    The Committee may permit a Participant to elect to defer payment under an Award under such terms and conditions as the Committee, in its sole discretion, may determine; provided that any such deferral election must be made prior to the time the Participant has become entitled to payment under the Award or otherwise in compliance with Section 409A.

SECTION 13
Award Agreement
13.1    Each Participant granted an Award pursuant to the Plan shall sign an Award Agreement which signifies the offer of the Award by the Company and the acceptance of the Award by the Participant in accordance with the terms of the Award and the provisions of the Plan. Each Award Agreement shall reflect the terms and conditions of the Award. Participation in the Plan shall confer no rights to continued employment with an Employer nor shall it restrict the right of an Employer to terminate a Participant's employment at any time for any reason, notwithstanding the fact that the Participant's rights under this Plan may be negatively affected by such action.

SECTION 14
Tax Withholding
14.1    All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations shall be satisfied (without regard to whether the Participant has transferred an Award under the Plan) by (i) a cash remittance, (ii) with the consent of the Committee, through the surrender of shares of Stock which the Participant owns or to which the Participant is otherwise entitled under the Plan pursuant to an irrevocable election submitted by the Participant to the Company at the office designated for such purpose, (iii) retaining shares of Stock from the Award creating the withholding obligation, valued on the date of delivery, (iv) selling shares of Stock issued pursuant to the Award creating the withholding obligation, either voluntarily by the Participant or mandatorily by the Company; or (v) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction that are applicable to such taxable income. The number of shares of Stock needed to be submitted in payment of the taxes shall be determined using the Fair Market Value as of the applicable Tax Date rounding down to the nearest whole share.

SECTION 15
Change in Control
15.1    After giving effect to the provisions of Section 11 (relating to the adjustment of shares of Stock), and except as otherwise provided in the Plan or the Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:
(a)Awards not Assumed, Continued or Substituted. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity, continued by the continuing entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding Performance-Based Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level as provided in the applicable Award Agreement and, subject to compliance with Section 409A, there shall be a pro rata payout to Participants within thirty (30) days following the date of the Change in Control based upon the length of time within the Performance Cycle that has elapsed prior to the date of the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422, the excess Options shall be Non-Qualified Stock Options.
(b)Awards Assumed, Continued or Substituted. With respect to Awards assumed by the surviving entity, continued by the continuing entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two (2) years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause, then (i) all of that Participant’s outstanding Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding Performance-Based Awards shall be earned based on actual performance through the end of the Performance Cycle, and there shall be a pro rata payout to the Participant within thirty (30) days after the amount earned has been determined based upon the length of time within the Performance Cycle that has elapsed prior to the Participant’s Date of Termination. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422, the excess Options shall be Non-Qualified Stock Options.

SECTION 16
Mergers/Acquisitions
16.1    In the event of any merger or acquisition involving the Company and/or a Subsidiary of the Company and another entity which results in the Company being the survivor or the surviving direct or indirect parent corporation of the merged or acquired entity, the Committee may grant Awards under the provisions of the Plan in substitution for awards held by employees or former employees of such other entity under any plan of such entity immediately prior to such merger or acquisition upon such terms and conditions as the Committee, in its discretion, shall determine and as otherwise may be required by the Code to ensure such substitution is not treated as the grant of a new Award for tax or accounting purposes.

SECTION 17
Termination and Amendment
17.1    The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants, provided, however that any modification that may result from adjustments authorized by Section 11 does not require such approval. No suspension, termination, modification or amendment of the Plan may terminate a Participant's existing Award or materially and adversely affect a Participant's rights under such Award without the Participant's consent.

17.2    The Committee may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Sections 11 or 16. In addition, the Committee shall not, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

SECTION 18
Compliance with Section 409A

18.1    The provisions of this Article shall apply to any Award or portion thereof that is or becomes subject to Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Agreement applicable to such Award.

18.2    Except as otherwise permitted or required by Section 409A, or other applicable guidance, the following rules shall apply to any deferral and/or distribution elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award subject to Section 409A:

(a)All Elections must be in writing and specify the amount (or an objective, nondiscretionary formula determining the amount) of the distribution in settlement of an Award being deferred, as well as the time and form of distribution as permitted by this Plan.

(b)All Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Section 409A (and is based on a performance period of at least 12 consecutive months), then the Election may be made no later than six (6) months prior to the end of the performance period, provided that the Participant’s service is continuous from the later of the beginning of the performance period or the date on which the performance goals are established through the date such election is made and provided further that no election may be made after the compensation has become readily ascertainable (as provided by Section 409A).

(c)Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 18.3.

18.3    Except as otherwise permitted or required by Section 409A or other applicable guidance, any Award subject to Section 409A which permits a subsequent Election to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

(a)No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b)Each subsequent Election related to a distribution in settlement of an Award not described in Section 18.4(b), 18.4(c) or 18.4(f) must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c)No subsequent Election related to a distribution pursuant to Section 18.4(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment under such distribution.

18.4    Except as otherwise permitted or required by Section 409A or other applicable guidance, no distribution in settlement of an Award subject to Section 409A may commence earlier than:

(a)The Participant’s separation from service (as defined by Section 409A);

(b)The date the Participant becomes Disabled;

(c)The Participant’s death;

(d)A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 18.2 and/or 18.3, as applicable;

(e)A change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (as defined by Section 409A); or

(f)The occurrence of an Unforeseeable Emergency (as defined by Section 409A).

Notwithstanding anything else herein to the contrary, to the extent that a Participant is a “Specified Employee” (as defined by Section 409A) of the Company, no distribution pursuant to Section 18.4(a) in settlement of an Award subject to Section 409A may be made before the date (the “Delayed Payment Date”) which is six (6) months after such Participant’s date of separation from service, or, if earlier, the date of the Participant’ death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

18.5    The Committee shall have the authority to provide in any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts reasonably necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum within 90 days of the occurrence of Unforeseeable Emergency and following the Committee’s determination that an Unforeseeable Emergency has occurred.

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution in settlement of an Award shall be altered or modified, shall be final, conclusive and not subject to approval or appeal.

18.6    The Committee shall have the authority to provide in any Award subject to Section 409A for distribution in settlement of such Award in the event that the Participant becomes Disabled.

All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing within 90 days following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum within 90 days following the date the Participant becomes Disabled.

18.7    If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election, or, if the Participant has made no Election with respect to distributions upon death, in a lump sum, within 90 days following the Participant’s death and following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

18.8    Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan to any Award subject to Section 409A, except as provided by Section 409A.

SECTION 19
Performance-Based Awards
19.1    The Committee may designate any Award as a Performance-Based Award, provided that said Performance-Based Award shall be payable only upon the attainment of Performance Goals that are established by the Committee and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

19.2    Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Participants.

19.3    Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle for each Participant.

SECTION 20
Miscellaneous
20.1    The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of West Virginia, without regard to the conflict of law rules thereof or of any other jurisdiction.

20.2    All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.